SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

THE BOEING COMPANY
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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Notes:

THE BOEING COMPANY

March 23, 2001

Dear Shareholder:

        I am pleased to invite you to attend the Company’s 2001 Annual Meeting of Shareholders, which will be held on Monday, April 30, 2001, beginning at 10:00 a.m. local time, in Seattle, Washington. We will meet in the second-floor auditorium of the Company’s 2-22 Building, which is located at 7755 East Marginal Way South. You will find a map and directions to the meeting site on the back of this proxy statement. The Annual Meeting will be accessible to the hearing impaired through the use of a sign language interpreter.

        Activities at the Annual Meeting will be limited to the items of business listed in the Notice of Annual Meeting of Shareholders. We will elect three directors and vote on eight shareholder proposals, if they are presented. Your Board of Directors recommends a vote FOR the election of the nominees and AGAINST Proposals 2 through 9.

        We will also report on the activities of the Company, and you will have an opportunity to submit questions or comments on matters of interest to shareholders generally.

        Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your proxy as soon as possible. You can vote by telephone, over the Internet, or by mail with a traditional proxy card. Voting by any of the three methods will make sure you are represented at the Annual Meeting even if you are not there in person. Please review the instructions on the proxy card regarding each of these options.

Very truly yours,
PHILIP M. CONDIT
Chairman of the Board
and Chief Executive Officer

THE BOEING COMPANY
P.O. Box 3707
Seattle, Washington 98124

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m. Pacific time on Monday, April 30, 2001

Place	Building 2-22, 7755 East Marginal Way South, Seattle, Washington

Items of Business	1.	To elect three people to the Board of Directors for three-year terms expiring in 2004;

	2.	To vote on a shareholder proposal on offsets in foreign military contracts;

	3.	To vote on a shareholder proposal on military activities in space;

	4.	To vote on a shareholder proposal on linking executive compensation to social performance;

	5.	To vote on a shareholder proposal on simple majority votes;

	6.	To vote on a shareholder proposal on annual election of the entire Board of Directors;

	7.	To vote on a shareholder proposal on pension plans;

	8.	To vote on a shareholder proposal on audit committee members;

	9.	To vote on a shareholder proposal on stock option plans; and

	10.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on Thursday, March 1, 2001.

Meeting Admission	If your Boeing stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the list of shareholders. If your stock is held in street name, you must bring a letter or account statement showing that you were the beneficial owner of the stock on the record date in order to be admitted to the meeting.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the meeting. Submitting the enclosed form of proxy will appoint Philip M.
Condit, Kenneth M. Duberstein, and Paul E. Gray as your proxies.

You may submit your proxy (1) by telephone, (2) over the Internet, or (3) by mail. For instructions, please refer to pages 2 through 5 of this proxy statement or the proxy card.

JAMES C. JOHNSON
Vice President, Corporate Secretary
and Assistant General Counsel

THE BOEING COMPANY

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

April 30, 2001

This proxy statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of The Boeing Company (the “Company” or “Boeing”) for use at the Company’s 2001 Annual Meeting of Shareholders (the “Annual Meeting”). The approximate date on which this proxy material is first to be sent to shareholders is March 23, 2001.

GENERAL INFORMATION FOR SHAREHOLDERS

OUTSTANDING SECURITIES

The Company’s only class of capital stock outstanding is common stock with voting rights. The Board of Directors fixed the close of business on March 1, 2001, as the record date for identifying shareholders of the Company entitled to vote at the Annual Meeting. On March 1, 2001, there were 874,064,358 shares of common stock outstanding and 834,017,742 of those shares were entitled to vote. (The shares held in the ShareValue Trust are not voted. Shares to be issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 146,886 registered shareholders on the record date and approximately 600,000 beneficial owners whose shares were held in street name. The last sale price of the Company’s common stock for that date, as reported in The Wall Street Journal, was $59.65 per share.

ATTENDANCE AT THE ANNUAL MEETING

For admission to the Annual Meeting, shareholders who own shares in their own names should come to the Registered Shareholders check-in tables, where their ownership will be verified.

Those whose stock is held by a broker or bank (often referred to as “holding in street name”) should come to the Beneficial Owners table. In order to be admitted, beneficial owners must bring account statements or letters from their brokers or banks showing that they owned Boeing stock as of March 1, 2001. In order to vote at the meeting, beneficial owners must bring legal proxies, which they can obtain only from their brokers or banks.

Registration will begin at 8:30 a.m. and the Annual Meeting will begin at 10:00 a.m. We expect the Annual Meeting to be finished no later than 12:00 p.m. A map and directions to the meeting facility are on the back of this proxy statement.

For the hearing impaired, the Annual Meeting will be accessible through the use of a sign language interpreter. Anyone who wishes to bring a translator to provide simultaneous translation of the proceedings into another language is asked to contact the Secretary of the Company no later than April 16, 2001, at The Boeing Company, P.O. Box 3707, Mail Code 13-08, Seattle, Washington 98124-2207.

VOTING AT THE ANNUAL MEETING OR BY PROXY

Shares represented by a properly executed proxy will be voted at the Annual Meeting and, when instructions are given by the shareholder, will be voted in accordance with those instructions. If a proxy is executed and returned but no instructions are given, the shares will be voted according to the recommendations of the Board of Directors. The Board of Directors recommends a vote FOR each of the nominees and AGAINST Proposals 2 through 9.

The enclosed proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment if any matters other than those shown on the proxy card are properly brought before the Annual Meeting. The Company received two letters from one individual requesting a discussion of certain matters at the Annual Meeting, including the Board’s recommendations for voting on proposals submitted to shareholders, executive compensation, and the mailing of reminder notices urging shareholders to submit their proxies. If the individual who sent these letters, or his representative, proposes that any matter related to these discussion items be brought to a vote and such matter is properly brought to a vote, the persons named on the proxy card intend to exercise the discretionary authority given to them by the proxy card to vote against any such items.

A registered shareholder who executes a proxy may revoke it at any time before its exercise by delivering a written notice of revocation to the Secretary of the Company or by delivering another proxy that is dated later. If the registered shareholder attends the Annual Meeting in person, giving notice of revocation to an inspector of election at the Annual Meeting or voting by ballot at the Annual Meeting will revoke the proxy. Beneficial owners who hold their stock in street name cannot revoke their proxies in person at the Annual Meeting because the shareholders of record who have the right to cast the votes will not be present. If they wish to change their votes after returning voting instructions, beneficial owners should contact their brokers or other agents before the Annual Meeting to determine whether they can do so.

VOTING BY PARTICIPANTS IN EMPLOYEE PLANS

The proxy card that is being sent with this proxy statement to registered shareholders is also being sent to those who have interests in Boeing stock through participation in the stock funds of the following plans (the “Plans”):

1.	The Boeing Company Voluntary Investment Plan

2.	BAO Deferred Compensation Voluntary Savings Plan

3.	BAO Retirement and Savings Plan

4.	Voluntary Savings Plan for BAO Aircraft and Trainer Operations Employees

5.	Voluntary Savings Plans for BAO Florida IAM Employees

6.	Boeing—Oak Ridge Voluntary Savings Plan

7.	Boeing Satellite Systems Voluntary Savings Plan

8.	Boeing Satellite Systems Voluntary Savings Plan for Bargained Employees

9.	Employee Payroll Stock Ownership Plan of McDonnell Douglas Corporation

10.	Rockwell International Corporation Salaried Retirement Savings Plan

11.	Rockwell International Corporation Represented Hourly Retirement Savings Plan

12.	Rockwell International Corporation Non-Represented Hourly Retirement Savings Plan

Plans listed as 1 through 9 above are sponsored by The Boeing Company and its subsidiaries for their employees. Plans 10 through 12 are sponsored by Rockwell International Corporation for its employees. The Boeing Company has no control over the Rockwell plans and no responsibility for their administration.

Shares of Boeing stock held in the Plans (which are referred to in this proxy statement as “Plan Shares”) are registered in the names of the trustees. The participants do not have actual ownership of the Plan Shares and therefore are not eligible to vote the Plan Shares directly at the Annual Meeting. However, participants in the stock funds are allocated interests in the shares and may instruct the trustees how to vote the Plan Shares represented by their interests.

The number of shares of Boeing stock shown on the Company’s proxy card includes all registered shares and Plan Shares. Plan Shares can be voted only by submitting proxy instructions, whether by telephone, the Internet or mailing in the printed proxy card; they cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting.

The trustees will cast Plan Share votes according to each participant’s instructions. If the trustee does not receive instructions from a participant in time for the Annual Meeting, the trustee will vote the participant’s Plan Shares in accordance with the terms of the Plans, which are as follows:

•	Plans 1 through 9: for each Plan, shares will be voted in the same manner and proportion as the shares with respect to which voting instructions have been received.

•	Plans 10, 11 and 12: the trustee for the Rockwell plans will vote in its own discretion.

VOTE REQUIRED AND METHOD OF COUNTING VOTES

Under Delaware law and the Company’s Restated Certificate of Incorporation, the presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of one-third of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Boeing stock entitles the holder to one vote on each matter presented for shareholder action.

With respect to the election of directors, shareholders may vote in favor of all nominees, or withhold their votes as to all nominees, or withhold their votes as to specific nominees. Checking the box that withholds authority to vote for a nominee is the equivalent of abstaining. The three nominees who receive the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. In an uncontested plurality election, such as this, abstentions have no effect, since approval by a percentage of the shares present or outstanding is not required.

With respect to each of the proposals other than the election of directors, shareholders may vote in favor of the proposal, or against the proposal, or abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of those proposals. A shareholder who signs and submits a ballot or proxy is “present,” so an abstention will have the same effect as a vote against the proposal.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions 10 days prior to the meeting. Certain proposals other than the election of directors are “non-discretionary;” brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the Annual Meeting, but are not considered “present” for purposes of voting on the non-discretionary proposals. They have no impact on the outcome of such proposals. The Company understands that, pursuant to New York Stock Exchange rules, Proposals 2 through 9 on the agenda for the Annual Meeting are non-discretionary proposals.

VOTING BY TELEPHONE OR THE INTERNET

Registered shareholders and participants in the Plans listed above can save the Company expense by voting their shares over the telephone or by voting on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the shareholder. (General Corporation Law of the State of Delaware, Section 212(c).) The voting procedures available to registered shareholders for the Annual Meeting are designed to authenticate each shareholder by use of a Control Number, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

Registered shareholders and Plan participants may go to www.eproxyvote.com/ba/ to vote on the Internet. They will be required to provide the Control Numbers contained on their proxy cards (or in the e-mail messages sent to those who previously signed up to receive proxy materials on the Internet). After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any registered shareholder or Plan participant using a touch-tone telephone may also vote by calling 1-877-779-8683 (toll-free) or 1-201-536-8073 (collect) and following the recorded instructions.

Most beneficial owners whose stock is held in street name do not receive the Company’s proxy card. Instead, they receive voting instruction forms from their banks, brokers or ADP Investor Communications Services, an agent for brokers and banks. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the voting form they receive from their bank, broker, or other agent.

The method of voting used will not limit a shareholder’s right to attend the Annual Meeting.

If you hold your Boeing shares directly registered with EquiServe, or in one of the employee Plans listed above:	If you hold your shares in an account with a broker or bank that uses ADP Investor Communications Services:

To vote by phone: 1-877-779-8683 (within the United States and Canada only, toll-free) or 1-201-536-8073 (collect).	To vote by phone: the voting form enclosed with your proxy statement will show the telephone number to call.

To vote on the Internet: www.eproxyvote.com/ba	To vote on the Internet: www.proxyvote.com

RECEIVING PROXY MATERIALS ON THE INTERNET

Registered shareholders and participants in the Plans listed above may sign up on the Internet to receive future proxy materials and other shareholder communications on the Internet instead of receiving printed materials by mail. This will reduce the Company’s printing and postage costs. In order to receive the communications electronically, you must have an e-mail account, access to the Internet through an Internet service provider, and a web browser that supports secure connections. You can access the Internet site at www.econsent.com/ba for additional information and to sign up. If you are a registered shareholder, you will be asked to enter the number of your stock account with the Company’s transfer agent, EquiServe. That number is shown on dividend checks, statements for participants in the Dividend Reinvestment and Stock Purchase Plan, and on stock certificates. Participants in the Plans will be asked to provide their Social Security Numbers or employee identification numbers. After you have provided identification and transmitted your e-mail address, EquiServe will send you an e-mail message confirming your acceptance of electronic shareholder communications.

When proxy materials for the Annual Meeting to be held in the year 2002 are ready for distribution, those who have accepted electronic receipt will receive e-mail notice of their Control Numbers and the Internet site for viewing proxy materials and for voting. Acceptance of electronic receipt will remain in effect until it is withdrawn; it can be withdrawn at any time by contacting EquiServe. If you change your e-mail address, please follow the procedures at the appropriate Internet site to enter your new address.

Many brokerage firms and banks are also offering electronic proxy materials to their clients. If you are a beneficial owner of Boeing stock that is held for you by a broker or bank, you may contact that broker or bank to find out whether this service is available to you. If your broker or bank uses ADP Investor Communications Services, you can sign up to receive electronic proxy materials at www.InvestorDelivery.com.

VOTING RESULTS

The Company will announce preliminary voting results at the Annual Meeting. It will publish the final, official results in its quarterly report on Form 10-Q for the first quarter of the year. That report will be filed with the Securities and Exchange Commission and will also be available at the Boeing Internet home page, www.boeing.com/, under both “Corporate Secretary” and “Investor Relations.”

EXPENSES OF SOLICITATION

All expenses for soliciting proxies will be paid by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, to aid in the solicitation of proxies, for a fee of $15,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, and telephone. D.F. King & Co., Inc. has contacted brokerage houses, other custodians, and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. The Company will reimburse such parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

INDEPENDENT AUDITORS

As recommended by the Audit Committee of the Board of Directors, the Board has appointed Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2001. Deloitte & Touche LLP and predecessor firms have served continuously since 1934 as independent auditors for the Company. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of 12 members. Ten of them are non-employee directors and two are members of management. In accordance with the Company’s By-Laws, directors are divided into three classes, each of which is composed of approximately one-third of the directors. At the Annual Meeting, three directors will be elected for terms of three years, expiring on the date of the annual meeting of shareholders in 2004. Each director elected will continue in office until a successor has been elected or until resignation or removal in the manner provided by the By-Laws of the Company.

Board policy requires a non-employee director to resign at the annual meeting of shareholders following that director’s 72nd birthday. Accordingly, Charles M. Pigott has announced his intention to retire from the Board at the Annual Meeting.

The Governance and Nominating Committee of the Board has recommended three nominees, all of whom are currently serving as directors. In accordance with the By-Laws, the Board has reduced the size of the Board to 11, effective at the time of the Annual Meeting. The nominees and the directors whose terms will continue after the Annual Meeting are listed below.

Shares represented by a properly executed proxy card will be voted for the nominees unless such authority is withheld. Should any nominee become unavailable for election, the persons named on the proxy card may vote all proxies given in response to this solicitation for the election of a substitute nominee chosen by the Board, or the Board, in its discretion, may reduce the size of the Board rather than nominate a substitute.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF THE NOMINEES .

NOMINEES

JOHN H. BIGGS
Director since 1997

Chairman, President and Chief Executive Officer, Teachers Insurance and Annuity Association-College Retirement Equities Fund (“TIAA-CREF”), age 64. Mr. Biggs has served as Chairman and Chief Executive Officer of TIAA-CREF (national teachers’ pension fund) since January 1993 and as President since November 1997. He is also a Trustee of TIAA-CREF, a Trustee of Washington University in St. Louis, an At-Large Trustee of the Financial Accounting Foundation and a director of Ralston Purina Company.

Total shares and share interests	33,780

JOHN E. BRYSON
Director since 1995

Chairman of the Board, President and Chief Executive Officer, Edison International, age 57. Mr. Bryson has served as Chairman of the Board and Chief Executive Officer of Edison International (electric power and structured finance) since 1990 and as President since January 2000. He is a director of The Walt Disney Company, Pacific American Income Shares, Inc., LM Institutional Fund Advisors I, Inc. and the Council on Foreign Relations. Mr. Bryson is a graduate of Stanford University and Yale Law School.

Total shares and share interests	17,739

ROZANNE L. RIDGWAY
Director since 1992

Former Assistant Secretary of State for Europe and Canada, age 65. Ms. Ridgway served as Co-Chair of The Atlantic Council of the United States (an association to promote better understanding of international issues) from 1993 to 1996 and was its President from 1989 through 1992. She served 32 years with the U.S. State Department, including service as Ambassador to the German Democratic Republic and to Finland, and, from 1985 until her retirement in 1989, as Assistant Secretary of State for Europe and Canada. She is also a director of Emerson Electric Company, 3M Corporation, The Sara Lee Corporation, and the New Perspective Fund, and a Trustee of National Geographic Society and the Center for Naval Analyses.

Total shares and share interests	28,508

CONTINUING DIRECTORS

PHILIP M. CONDIT
Director since 1992

Chairman of the Board and Chief Executive Officer, The Boeing Company, age 59. Mr. Condit was elected Chairman of the Board effective February 1, 1997. He has served as Chief Executive Officer since April 29, 1996, and was President from August 1992 until becoming Chairman. Mr. Condit is also a director of Hewlett-Packard Company. His current term as a Boeing director expires in 2002.

Total shares and share interests 781,997

KENNETH M. DUBERSTEIN
Director since 1997

Chairman and Chief Executive, The Duberstein Group, age 57. Mr. Duberstein has served as Chairman and Chief Executive of The Duberstein Group (consulting firm) since 1989. He was White House Chief of Staff in 1988 and 1989. Mr. Duberstein is also a director of Conoco, Inc., Fannie Mae, Global Vacation Group and St. Paul Companies and a governor of the American Stock Exchange and the NASD, Inc. His current term as a Boeing director expires in 2002.

Total shares and share interests 15,363

JOHN B. FERY
Director since 1989

Retired Chairman of the Board and Chief Executive Officer, Boise Cascade Corporation, age 71. Mr. Fery served as Chairman of the Board of Boise Cascade Corporation (wood and paper products) from 1978 to 1995, and as Chief Executive Officer from 1972 until 1994. He is also a director of Albertson’s, Inc. His current term as a Boeing director expires in 2002.

Total shares and share interests 25,179

PAUL E. GRAY
Director since 1990

President Emeritus and Professor of Electrical Engineering, Massachusetts Institute of Technology (“MIT”), age 69. Dr. Gray served as Chairman of the Corporation of MIT (education) from 1990 to 1997 and as President from 1980 until 1990. He is also a director of Eastman Kodak Company. Dr. Gray’s current term as a Boeing director expires in 2003.

Total shares and share interests 13,900

JOHN F. MC DONNELL
Director since 1997

Retired Chairman, McDonnell Douglas Corporation, age 63. Mr. McDonnell served as Chairman of McDonnell Douglas Corporation (aerospace) from 1988 until its merger with Boeing in 1997 and as its Chief Executive Officer from 1988 to 1994. He is also a director of Ralston Purina Company and Zoltek Companies Inc. and Chairman of the Board of Trustees of Washington University in St. Louis. Mr. McDonnell’s current term as a Boeing director expires in 2003.

Total shares and share interests 14,925,832

LEWIS E. PLATT
Director since 1999

Retired Chairman of the Board, President and Chief Executive Officer, Hewlett-Packard Company, age 60. Mr. Platt served as President and Chief Executive Officer of Hewlett-Packard Company (measurement, computing and communications equipment) from November 1992 until July 1999, and as a director and Chairman from September 1993 until his retirement in December 1999. In 1995, he was appointed to the Advisory Committee on Trade Policy Negotiations by President Clinton. Mr. Platt is currently Chief Executive Officer and a director of Kendall-Jackson Wine Estates Limited. He also serves on the Wharton School Board of Overseers and the Cornell University Council, and as a Trustee of the David and Lucille Packard Foundation. His current term as a Boeing director expires in 2002.

Total shares and share interests 5,917

JOHN M. SHALIKASHVILI
Director since 2000

Retired Chairman of the Joint Chiefs of Staff, U.S. Department of Defense, age 64. General Shalikashvili served as the thirteenth Chairman of the Joint Chiefs of Staff from 1993 to 1997. In that position, he was the senior officer of the U.S. military and principal advisor to the President of the United States, the Secretary of Defense and the National Security Council. Prior to his tenure as Chairman of the Joint Chiefs of Staff, he served as Commander in Chief of all U.S. forces in Europe and as NATO’s tenth Supreme Allied Commander in Europe. He served as a special advisor to the Secretary of State and to the President on the ratification of the Comprehensive Test Ban Treaty. General Shalikashvili is a visiting professor at Stanford University’s Center for International Security and Cooperation. Additionally, he serves as a director of Frank Russell Trust Company, L-3 Communications Holdings, Inc., Plug Power Inc., and United Defense Industries Inc. General Shalikashvili’s current term as a Boeing director expires in 2003.

Total shares and share interests 701

HARRY C. STONECIPHER
Director since 1997

President and Chief Operating Officer, The Boeing Company, age 64. Mr. Stonecipher served as President and Chief Executive Officer of McDonnell Douglas Corporation (aerospace) from 1994 until its merger with Boeing in 1997, when he became President and Chief Operating Officer of Boeing. He was Chairman of the Board, President and Chief Executive Officer of Sundstrand Corporation from 1991 to 1994. Mr. Stonecipher is also a director of Milacron, Inc. His current term as a Boeing director expires in 2003.

Total shares and share interests2,189,265

COMPENSATION OF DIRECTORS

The Company pays each non-employee director an annual board retainer fee of $65,000. An additional annual amount of $20,000 is paid in deferred stock units under the Deferred Compensation Plan for Directors. Deferred stock units will be distributed as shares of Boeing stock after retirement or the termination of Board service.

Additionally, the Company pays each non-employee director who serves as chairman of a committee an annual retainer of $4,000. No additional fees are paid for attending meetings of the Board or its committees.

In order to further align the Company’s performance with compensation, non-employee directors are given the opportunity to defer additional amounts of their cash compensation to a cash-based account or to their deferred stock unit account under the Deferred Compensation Plan for Directors. The Company matches all deferrals by non-employee directors to stock unit accounts with a contribution of an additional 25% of such stock units.

The number of deferred stock units credited to each director’s account is the number of shares of Boeing stock that could be purchased with the retainer, based on the Fair Market Value of the stock as of the day on which the retainer is earned. “Fair Market Value” for a single trading day is the mean of the high and low per share trading prices for Boeing stock as reported in The Wall Street Journal for the New York Stock Exchange Composite Transactions.

Deferred stock units earn the equivalent of dividends, which are credited as additional stock units. Directors do not have the right to vote or transfer deferred stock units. Cash-based accounts earn interest.

The Company reimburses non-employee directors for actual travel and out-of-pocket expenses incurred in connection with service to the Company.

At the time of a non-employee director’s first annual meeting, the director receives an initial option to purchase 3,000 shares of stock. After each subsequent annual meeting during the non-employee director’s term, the director receives an option to purchase an additional 2,400 shares. The exercise price of an option is equal to the average of the Fair Market Values for the fifth through ninth business days following the date of grant. Options vest one year after grant, provided the recipient remains a director. Options become exercisable in installments one, three, and five years after the date of grant.

Directors who are employees of the Company do not receive any compensation for their service as directors.

RETIREMENT POLICY

The retirement policy of the Board of Directors is as follows: (a) each director who is not an officer of the Company will resign permanently as a director at the annual meeting of shareholders following that director’s 72nd birthday and (b) each director who is an officer of the Company will tender to the Governance and Nominating Committee a resignation as a director on the first to occur of the following: (i) the officer retires under a Boeing employee retirement plan or (ii) the officer no longer fulfills a primary role in the Company, as determined by the Governance and Nominating Committee. In any case, such director will retire permanently as a director no later than the annual meeting of shareholders following that director’s 72nd birthday. This policy applies without regard to whether a director has completed his or her term.

The Company does not provide any retirement benefits to non-employee directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has the following standing committees: Audit, Compensation, Finance, and Governance and Nominating. Additionally, from time to time, the Board establishes special committees for specific purposes. The membership of the standing committees is usually determined at the organizational meeting of the Board in conjunction with the annual meeting of shareholders. Only non-employee directors currently serve on standing committees. The membership of the committees before the 2001 Annual Meeting is as follows, with the chairman of each committee listed first:

Audit	Compensation	Finance	Governance and Nominating

John E. Bryson	John H. Biggs	Charles M. Pigott	John B. Fery
Paul E. Gray	Kenneth M. Duberstein	John E. Bryson	John H. Biggs
Charles M. Pigott	John B. Fery	Paul E. Gray	Kenneth M. Duberstein
Lewis E. Platt	John F. McDonnell	Lewis E. Platt	John F. McDonnell
John M. Shalikashvili	Rozanne L. Ridgway	John M. Shalikashvili	Rozanne L. Ridgway

Audit Committee

The charter of the Audit Committee, as adopted by the Board of Directors and amended May 1, 2000, is set forth as Appendix A to this proxy statement. The Audit Committee held six meetings in 2000.

Compensation Committee

The Compensation Committee establishes and administers the Company’s executive compensation plans. It sets policy for employee benefit programs and plans. The committee oversees administration of the employee retirement plans and various other benefit plans. The committee makes recommendations to the Board of Directors concerning the salaries of elected Company officers. The committee determines the number of performance shares, stock options and restricted stock units awarded to certain officers of the Company and the terms and conditions on which they are granted. It administers the incentive compensation plans and the deferred compensation plans for employees. The Compensation Committee held six meetings in 2000.

Finance Committee

The Finance Committee reviews and makes recommendations concerning proposed dividend actions, current and projected capital requirements, and issuance of debt or equity securities. It reviews the Company’s credit agreements and short-term investment policy. The committee also reviews the investment policies, administration, and performance of the trust investments of the Company’s employee benefit plans. The Finance Committee held six meetings in 2000.

Governance and Nominating Committee

The Governance and Nominating Committee reviews and makes recommendations to the Board of Directors with respect to the responsibilities and functions of the Board and Board committees, and with respect to Board compensation. The committee makes recommendations to the Board of Directors concerning the composition and governance of the Board, including recommending candidates to fill vacancies on, or to be elected or re-elected to, the Board. The committee will consider the names and qualifications of candidates for the Board submitted by shareholders in accordance with the procedures referred to on page 54 of this proxy statement. The committee oversees evaluation of the directors, Board committees and the Board. The committee also makes recommendations to the Board concerning candidates for election as Chief Executive Officer and other corporate officers. At least once each year, the committee reviews the performance of the Chief Executive Officer and the Company’s plans for senior management succession. The Governance and Nominating Committee held six meetings in 2000.

BOARD AND COMMITTEE MEETINGS

During 2000, the Board of Directors held eight meetings and the committees described above held a total of 24 meetings. Average attendance at all such meetings was 98%. Each continuing director attended at least 90% of the Board and committee meetings he or she was eligible to attend.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors of The Boeing Company serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board of Directors has adopted a charter for the Audit Committee, which is set out in full in Appendix A to this proxy statement. Management of The Boeing Company has primary responsibility for preparing financial statements of the Company as well as the Company’s financial reporting process. Deloitte & Touche LLP, acting as independent auditors, are responsible for expressing an opinion on the conformity of Boeing’s audited financial statements with generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2000 with Boeing’s management.

(2)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees.

(3)
The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Deloitte & Touche LLP the matter of that firm’s independence.

(4)
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of The Boeing Company, and the Board of Directors has approved, that the audited financial statements be included in The Boeing Company Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

Audit Committee:
John E. Bryson
Paul E. Gray
Charles M. Pigott
Lewis E. Platt
John M. Shalikashvili

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $10.5 million.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

The aggregate fees billed by Deloitte & Touche LLP, for services rendered to the Company for the fiscal year ended December 31, 2000, other than for services described above under “Audit Fees,” were $24.3 million.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

CORPORATE GOVERNANCE PRINCIPLES

In order to help our shareholders understand Boeing’s Board and governance practices, the following is a description of corporate governance principles and current practices. The Governance and Nominating Committee reviews these practices. As part of its review, the committee also evaluates board practices at other well-managed companies and practices that are the focus of commentators on corporate governance.

CEO Performance Evaluation

At the end of each year, the CEO presents his performance objectives for the upcoming year to the non-employee directors for their approval. The non-employee directors then meet privately to discuss the CEO’s performance for the current year against his performance objectives and review that evaluation with the CEO. The Compensation Committee uses this performance evaluation in the course of its deliberations when considering the compensation of the CEO.

Board Performance Evaluation

With the goal of increasing the effectiveness of the Board and its relationship to management, the Governance and Nominating Committee evaluates the Board’s performance as a whole. The evaluation process, which occurs at least every two years, includes a survey of the individual views of all non-employee directors, which are then shared with the full Board and with management.

CEO Succession

The Board views CEO selection as one of its most important responsibilities. The CEO reports annually to the Governance and Nominating Committee on planning for CEO succession either in the event of a sudden emergency or, longer range, when it is time for the CEO’s retirement. When a succession of the CEO occurs, this committee manages the process of identifying and selecting the new CEO with the full participation of each of the non-employee directors.

Board Size and Composition

The Board believes that approximately 10 to 15 members is an appropriate size for the Boeing Board. The Board also believes that it should be made up of a substantial majority of independent, non-employee directors. The Governance and Nominating Committee reviews annually the appropriate skills and characteristics required of Board members in light of the current makeup of the Board. This assessment includes issues of diversity, age, international expertise, and skills such as understanding of manufacturing, finance, marketing, technology and public policy, etc. The principal qualification for a director is the ability to act on behalf of all the shareholders. The Board currently has 12 members, two of whom are employees of the Company.

Selection of Directors

Under the By-Laws, the Board has authority to fill vacancies in the Board and to nominate candidates for election by the shareholders. The screening process is handled by the Governance and Nominating Committee with direct input from the Chairman and Chief Executive Officer and from the other directors. This committee reviews employment and other relationships of directors, and the Board believes there is no current relationship between any non-employee director and Boeing that would be construed in any way as compromising the independence of any director.

Director Retirement

Each non-employee director must retire at the annual meeting following his or her 72nd birthday. Directors who change the occupation they held when initially elected are expected to offer to resign from the Board. At that time, the Governance and Nominating Committee reviews the continued appropriateness of Board membership under the new circumstances. The Board has adopted a policy calling for employee directors, including the CEO, to retire from the Board at the time of a change in their status as an officer of Boeing.

Director Compensation and Stock Ownership

The Governance and Nominating Committee periodically reviews and compares Boeing Board compensation to director compensation at peer companies, which are benchmarks for the Company’s financial performance. It is the Board’s policy that a significant portion of director compensation be in the form of Boeing stock or stock equivalents.

Board Agenda and Meetings

The Chairman and Chief Executive Officer establishes the agendas for Board meetings. Each director is free to suggest items for the agenda, and each director is free to raise at any Board meeting subjects that are not on the agenda for that meeting. The Board reviews and approves Boeing’s yearly operating plan and specific financial goals at the start of each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings.

Executive Sessions of Non-employee Directors

The non-employee directors meet privately in executive sessions to review the performance of the CEO and to review recommendations of the Compensation Committee concerning compensation for the employee directors and other members of senior management. The non-employee directors meet in executive session at least twice a year to consider such matters as they deem appropriate without management present.

Committees of the Board

The Board has the following committees: Audit, Compensation, Finance, and Governance and Nominating. Only non-employee directors serve on these committees. Chairpersons and members of these four committees are rotated periodically, as appropriate. At each meeting of the Audit Committee, committee members meet privately with representatives of Deloitte & Touche LLP, the Company’s independent auditors, and with the Company vice president responsible for carrying out the internal audit function.

It is the policy of the Company that the chairs of the Audit, Compensation, Finance and Governance and Nominating Committees of the Board each act as the chair at meetings or executive sessions of the non-employee directors at which the principal items to be considered are within the scope of the authority of his or her committee. This factor provides for leadership at all meetings or executive sessions without the need to designate a lead director.

Confidential Voting

The Company’s policy is that all proxy, ballot, and voting materials that identify the vote of a specific shareholder on any matter submitted for a vote of shareholders will be kept secret from directors and executive officers of the Company, except (a) when disclosure is required by applicable law or regulation, (b) when a shareholder expressly requests such disclosure, or (c) in a contested proxy solicitation. If the shareholder is an employee of the Company or a participant in the Boeing stock fund of one of the Company’s retirement, savings or employee stock ownership plans, the information will not be disclosed to management unless clause (a) or (b) above applies.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

During 2000:

•	None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•
None of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

•
None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s Compensation Committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s Compensation Committee; and

•
None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board.

RELATED PARTY TRANSACTIONS

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which Boeing directors are executive officers. The Company does not consider the amounts involved in such transactions to be material in relation to its business and believes that such amounts are not material in relation to the business of such other corporations or the interests of the directors involved.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and certain of its officers to send reports of their ownership of Boeing stock and of changes in such ownership to the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based on the Company’s review of the reports it has received, the Company believes that all of its directors and officers complied with all reporting requirements applicable to them with respect to transactions during 2000.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The table below shows ownership of Boeing stock as of February 26, 2001, by (a) each director and nominee, (b) the Chief Executive Officer, and each of the other four most highly compensated executive officers (collectively, the “Named Executive Officers”), (c) all directors, nominees and executive officers as a group, and (d) the entities known by the Company to be beneficial owners of more than 5% of the outstanding shares of stock (as of December 31, 2000).

The first column to the right of the name includes the number of shares beneficially owned, directly and indirectly, including shares owned by, or jointly with, his or her spouse and shares owned by, or held in custody for, minor children.

The second column shows the total number of stock units and interests in shares held pursuant to the Company’s compensation and benefit plans or pursuant to contract. While these interests may not be transferred, some are vested. They are listed below because they represent a significant part of the total economic interest of the directors and executive officers in Boeing stock.

The third column shows the total of the first and second columns.

The final column shows for each owner the percentage of all shares outstanding represented by that owner’s total. An asterisk in that column indicates that the person’s total interests are less than 1% of the shares of stock outstanding at February 26, 2001.

All numbers in the table are rounded to the nearest whole share. No family relationship existed among any of the directors or executive officers of the Company.

Stock Ownership Table

Name of Beneficial Owner	Shares Beneficially Owned		Stock Units and Interests		Total	Total as Percent of Shares Outstanding
Directors and Nominees

John H. Biggs	26,770	(1)	7,010	(2)	33,780	*
John E. Bryson	11,880	(3)	5,859	(2)	17,739	*
Kenneth M. Duberstein	8,520	(4)	6,843	(2)	15,363	*
John B. Fery	21,836	(5)	3,343	(2)	25,179	*
Paul E. Gray	12,397	(6)	1,503	(2)	13,900	*
John F. McDonnell	14,763,274	(7)	162,558	(2)	14,925,832	1.71%
Lewis E. Platt	2,200	(8)	3,717	(2)	5,917	*
Rozanne L. Ridgway	15,680	(9)	12,828	(2)	28,508	*
John M. Shalikashvili	201		500	(2)	701	*

Named Executive Officers (**also serve as directors)

Philip M. Condit**	555,020	(10)	226,977		781,997	*
Alan R. Mulally	263,537	(11)	136,523		400,060	*
Michael M. Sears	66,203	(12)	146,080		212,283	*
Harry C. Stonecipher**	1,341,594	(12)(13)	847,671		2,189,265	*
David O. Swain	53,599	(12)	97,404		151,003

All directors and executive officers as a group	17,558,989		2,346,185		19,905,175	2.28%

Beneficial Owners of More Than 5%

Janus Capital Corporation	46,807,930	(14)	0		0	5.36%
State Street Bank and Trust Company	88,441,464	(15)	0		0	10.12%

(1)	This includes 2,160 shares issuable to Mr. Biggs upon exercise of outstanding options exercisable within 60 days of the date of this table.

(2)
These numbers represent deferred stock units issued under the Deferred Compensation Plan for Directors. All non-employee directors receive part of their Board compensation in deferred stock units. In addition, they may choose to defer all or part of their cash compensation in the form of stock units. See Compensation of Directors on page 11. Mr. McDonnell also has interests equal to 160,895 shares in the Boeing stock fund of the Voluntary Investment Plan, a 401(k) retirement plan.

(3)
This includes 8,280 shares issuable to Mr. Bryson upon exercise of outstanding options exercisable within 60 days of the date of this table, and 1,600 shares held in a trust for a member of Mr. Bryson’s family.

(4)	This includes 2,160 shares issuable to Mr. Duberstein upon exercise of outstanding options exercisable within 60 days of the date of this table.

(5)	This includes 15,480 shares issuable to Mr. Fery upon exercise of outstanding options exercisable within 60 days of the date of this table.>

(6)	This includes 6,000 shares issuable to Dr. Gray upon exercise of outstanding options exercisable within 60 days of the date of this table.

(7)
This includes 2,160 shares issuable upon exercise of outstanding options held by Mr. McDonnell exercisable within 60 days of the date of this table. Of the total shares shown, 6,396,737 shares are held in trusts of which either Mr. McDonnell, his wife, or his brother, James S. McDonnell, is a trustee for the benefit of members of the McDonnell family. Also included are 7,881,424 shares of Boeing stock held in two trusts of which John F. McDonnell is a co-trustee and his brother is a beneficiary.

(8)	This includes 1,200 shares issuable to Mr. Platt upon exercise of outstanding options exercisable within 60 days of the date of this table.

(9)	This includes 14,520 shares issuable to Ms. Ridgway upon exercise of outstanding options exercisable within 60 days of the date of this table.

(10)	This includes 463,266 shares issuable to Mr. Condit upon exercise of outstanding options exercisable within 60 days of the date of this table.

(11)	This includes 174,928 shares issuable to Mr. Mulally upon exercise of outstanding options exercisable within 60 days of the date of this table.

(12)
The numbers shown for Messrs. Sears, Stonecipher and Swain include 6,240, 31,200, and 3,120 shares, respectively, of restricted stock originally issued pursuant to the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan, prior to the merger of McDonnell Douglas with Boeing in 1997 (the “Merger”), and converted into shares of Boeing stock as a result of the Merger. The holders receive dividends and have the right to vote the shares, which become unrestricted in increments through 2002.

(13)	This includes 1,170,000 shares issuable upon exercise of outstanding options held by Mr. Stonecipher exercisable within 60 days of the date of this table.

(14)
The following information is based on a Schedule 13G filed on February 15, 2001, by Janus Capital Corporation (“Janus”), 100 Fillmore Street, Suite 300, Denver, Colorado 80206-4923. Janus reported that at December 31, 2000, it had sole power to vote or direct the vote and sole power to dispose or direct the disposition of all 46,807,930 shares. However, it reported that it is a registered investment adviser to clients whose portfolios held these shares, it did not have the right to receive any dividends from, or the proceeds from the sale of, these shares, and disclaimed any ownership associated with such rights. Such voting and dispositive rights may also be attributed to Thomas H. Bailey by virtue of his ownership interests and his positions as President and Chairman of the Board of Janus.

(15)
The following information is based on a Schedule 13G filed on February 9, 2001, by State Street Bank and Trust Company (“State Street”), 225 Franklin Street, Boston, Massachusetts 02110, acting in various fiduciary capacities. State Street reports that at December 31, 2000, it had sole power to vote or direct the vote of 17,046,238 shares and sole power to dispose or direct the disposition of 88,292,233 of the shares shown above. It also reports that it shared voting power over 69,441,373 shares and shared dispositive power over 149,241 shares. State Street is Trustee for the Company’s Voluntary Investment Plan, a 401(k) retirement savings plan (“VIP”). It has informed the Company that the shared voting and dispositive amounts reported include 69,180,899 shares held in the VIP trust at December 31, 2000.

The Trustee has dispositive power for the shares in the VIP trust to the extent necessary to follow valid instructions from participants regarding withdrawals, transfers or loans from such plans. Participants in the VIP may direct the Trustee how to vote their proportionate interest in those shares. Unallocated shares and allocated shares for which written instructions are not timely received by the Trustee are voted by the Trustee in the same manner and proportion as the allocated shares in the VIP stock fund for which voting instructions are timely received.

EXECUTIVE COMPENSATION

The following table summarizes the annual and long-term compensation of the Named Executive Officers for fiscal years 2000, 1999, and 1998. Annual compensation includes amounts deferred at the officer’s election. All numbers are rounded to the nearest dollar or whole share. The Compensation Committee Report on Executive Compensation begins on page 29.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation

						Awards		Payouts

Name and Principal Position in 2000	Year	Salary ($)	Bonus ($) (1)	Other Annual Compen- sation ($)		Restricted Stock ($) (2)	Securities Under- lying Options (#)	LTIP Payouts ($) (3)	All Other Compen- sation ($) (4)

Philip M. Condit	2000	$1,359,231	$1,978,200	$ 86,494	(5)	$3,068,596	0	$12,104,641	$ 100,829
Chairman and	1999	1,093,079	1,900,800	0		1,431,543	0	0	86,270
Chief Executive Officer	1998	998,896	0	0		192,156	0	0	81,755

Alan R. Mulally	2000	652,866	795,800	104,304	(6)	1,347,828	0	5,569,447	43,486
Senior V.P. and President,	1999	620,097	792,000	80,280	(6)	657,192	0	0	40,960
Commercial Airplanes	1998	536,601	242,000	78,404	(6)	5,200,839	200,000	0	35,666

Michael M. Sears	2000	611,693	696,300	0		560,523	0	4,247,789	1,272,608
Senior V.P. and Chief	1999	479,770	506,900	0		4,897,465	0	0	30,550
Financial Officer	1998	429,069	235,100	12,178		235,109	0	0	28,165

Harry C. Stonecipher	2000	1,079,617	1,398,900	63,233	(7)	4,009,114	0	9,554,956	70,141
President and Chief	1999	946,539	1,425,600	0		1,217,122	0	0	60,212
Operating Officer	1998	899,007	0	139,425	(7)	246,567	0	0	57,570

David O. Swain (8)	2000	409,712	448,400	0		979,385	0	2,325,872	670,772
Senior V.P., Engineering & Technology, President, Phantom Works	1999	291,944	354,800	0		300,473	0	0	18,859

(1)
Annual incentive compensation (consisting of cash payments reported in the Bonus column and Boeing Stock Units (“BSUs”) reported in the Restricted Stock column) is based on performance in the year shown, but is determined and paid the following year.

(2)
The amount reported in the Restricted Stock column for each officer is the value of (a) BSUs awarded in February of the following year and (b) Restricted Stock Units (“RSUs”), Career Shares and matching deferred stock units awarded during the year. The number of BSUs awarded was the number of shares of Boeing stock that could be purchased with 40% of the officer’s incentive award, using as the purchase price the Fair Market Value (as defined on page 11) of the stock on that date. However, in accordance with the SEC’s proxy rules, the value of the BSUs awarded is shown here using the closing market price of the stock on the date of the award.

BSUs and RSUs are stock units that earn the equivalent of dividends, which are accrued in the form of additional BSUs or RSUs each quarter. BSUs vest and are payable three years after the award. The officer may choose to receive for each BSU one share of stock or cash equal to the Fair Market Value of one share at the time of vesting. RSUs vest on the schedule determined by the Compensation Committee and are paid out in stock. Career Shares are stock units that are paid out in stock, contingent on the officer’s staying with the Company until retirement. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares. Matching deferred stock units are paid under the Company’s Deferred Compensation Plan for Employees. For each deferral into a stock unit account of salary (up to 50%), annual cash incentive awards, vested BSUs and earned Performance Shares, the Company contributes an additional 25% of such stock units. For a discussion of these awards, see the Compensation Committee Report on Executive Compensation, which begins on page 29.

The following table shows the aggregate number and value of BSUs granted to each of the Named Executive Officers in 2001 for service in 2000, and the number and value of Career Shares and matching deferred stock units granted to each of them in 2000. The values are based on the closing market price of Boeing stock on the dates of grant. No RSUs were granted to the Named Executive Officers in 2000.

Restricted Stock Units Granted for 2000

	Number of Units			Value

	BSUs	Career Shares	Matching Deferred Stock Units	BSUs	Career Shares	Matching Deferred Stock Units

Philip M. Condit	21,273	5,874	23,392	$1,335,093	$217,338	$1,516,165
Alan R. Mulally	8,557	3,060	10,758	537,037	113,220	697,571
Michael M. Sears	7,488	2,448	0	469,947	90,576	0
Harry C. Stonecipher	15,043	4,895	49,458	944,099	181,115	2,883,900
David O. Swain	4,821	1,713	9,670	302,566	63,381	613,438

The following table shows the aggregate number and value of BSUs, RSUs, Career Shares, matching deferred stock units, LTIP Shares granted under the Company’s previous long-term incentive plan, and other shares of restricted stock or restricted stock units held by each of the Named Executive Officers at year-end, plus the BSUs awarded in 2001. The value of all such shares and units is based on the closing price of Boeing stock on December 29, 2000, which was $66.00 per share, except for the BSUs granted in 2001, whose value is based on the closing price of the stock on February 26, 2001, which was $62.76.

All Restricted Stock and Units

	Number	Value

Philip M. Condit	221,196	$14,529,993
Alan R. Mulally	133,798	8,802,941
Michael M. Sears	141,665	9,325,661
Harry C. Stonecipher	869,336	57,327,451
David O. Swain	72,585	4,775,015

(3)
Amounts shown represent the value of Performance Shares when they vested in 2000. Although reported here as dollar amounts, Performance Shares are distributed in shares of Boeing stock. The terms of the Performance Share program are set out on page 23.

(4)
Amounts reported in the All Other Compensation column include the sums of the values of (a) dividend equivalents and interest on dividend equivalents on LTIP Shares granted under the Company’s previous long-term incentive plan and not yet converted into stock, (b) Company contributions to retirement and 401(k) plans of the Company and its subsidiaries, and (c) premiums paid by the Company for term life insurance for the benefit of the insured. The amounts described in clauses (a), (b), and (c) above for each of the Named Executive Officers on the line for 2000 are as set forth below. The amounts shown for Mr. Sears and Mr. Swain also include $1,232,623 and $643,976, respectively, paid in connection with their relocation to Seattle.

All Other Compensation

	(a)	(b)	(c)

Philip M. Condit	$13,911	$81,554	$5,364
Alan R. Mulally	804	39,172	3,509
Michael M. Sears	0	36,702	3,283
Harry C. Stonecipher	0	64,777	5,364
David O. Swain	0	24,583	2,213

(5)	This amount represents perquisites, including $32,695 for personal use of Company aircraft.

(6)
The amount shown for 2000 represents perquisites, including $52,937 for personal use of Company aircraft and $36,863 in tax reimbursement. The amount shown for 1999 represents perquisites, including $37,481 for personal use of Company aircraft and $26,100 in tax reimbursement. Of the amount shown for 1998, $52,709 represents perquisites, including $36,900 for personal use of Company aircraft.

(7)
The amount shown for 2000 represents perquisites, including $38,951 for personal use of Company aircraft. Of the amount shown for 1998, $139,058 represents perquisites, including $65,278 for club memberships and $52,587 for personal use of Company aircraft.

(8)	Mr. Swain became an executive officer of the Company in 1999.

FISCAL YEAR-END OPTION VALUES

No options or stock appreciation rights (“SARs”) were granted to the Named Executive Officers in 2000. No SARs remained outstanding at year-end. The table below sets forth information with respect to the number and assumed value of outstanding options held by the Named Executive Officers at year-end.

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Philip M. Condit	30,605	$1,122,905	418,266	81,000	$13,842,650	$1,600,513
Alan R. Mulally	0	0	164,128	136,980	4,447,132	2,887,514
Michael M. Sears	0	0	0	0	0	0
Harry C. Stonecipher	0	0	1,170,000	0	60,811,101	0
David O. Swain	0	0	0	0	0	0

(1)	The value realized is the difference between the Fair Market Value of the underlying stock at the time of exercise and the exercise price.

(2)
Amounts are based on the Fair Market Value of Boeing stock on the last trading day of the year, December 29, 2000, which was $66.19. There is no guarantee that, if and when these options are exercised, they will have this value.

PERFORMANCE SHARES UNDER
THE LONG-TERM INCENTIVE PLAN

The Performance Share program is designed to focus executives on stock price appreciation by requiring a minimum compound average annual increase in share price of 10% within a five-year period before any awards can be paid. The 2000 Performance Share awards are contingent on the Company’s achieving threshold, target, and superior (maximum) stock price appreciation of $59.89, $71.60, and $74.80, respectively, within five years from the date of grant. If the performance hurdles are achieved, the Company’s market value will have been increased significantly.

Performance Shares vest at such time as the average daily closing price of a share of Boeing stock on the NYSE over a 20-consecutive-day period achieves a specified hurdle. The Performance Shares will be distributed in Boeing stock on the date the specified performance hurdle is met. The Performance Shares earn dividend equivalents, which will be accrued in the form of additional Performance Shares and distributed in Boeing stock when and to the extent that the related Performance Shares are distributed.

The total number of shares delivered by the end of the five-year cycle will range from zero to 125% of the contingent grant. If the threshold price is achieved, 25% of the Performance Shares will vest. If stock price milestones between threshold and target are met, the Performance Shares will vest in increments of 40%, 55%, and 75%, up to 100% if the target price is achieved and 125% if the superior price is achieved. If the Company’s stock price does not achieve the specified performance hurdles, the Compensation Committee of the Board of Directors may, in its discretion, allow vesting of up to 100% of the target Performance Shares if the Company’s total shareholder return (“TSR” = stock price appreciation plus dividends) during the five-year performance period exceeds the average TSR of the S&P 500 over the same period.

During 2000, the Company’s stock price achieved the stated performance hurdles required for vesting of 75% of the Performance Shares granted in 1999, and 55% of the Performance Shares granted in 2000. The values of the stock at the times of vesting are shown in the LTIP Payouts column of the Summary Compensation Table on page 21. The table below sets forth information with respect to Performance Shares granted to the Named Executive Officers in 2000.

LONG-TERM INCENTIVE PLAN AWARDS IN 2000

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Contingent Future Payouts at Specified Stock Prices
			Less Than $59.89 Threshold (#)	$59.89 Threshold (#)	$71.60 Target (#)	$74.80 Maximum (#)

Philip M. Condit	161,543	2000-2005	0	40,386	161,543	201,929
Alan R. Mulally	68,839	2000-2005	0	17,210	68,839	86,049
Michael M. Sears	55,071	2000-2005	0	13,768	55,071	68,839
Harry C. Stonecipher	122,381	2000-2005	0	30,595	122,381	152,976
David O. Swain	38,550	2000-2005	0	9,638	38,550	48,188

PENSION PLANS

The following table shows the estimated annual pension benefits payable to an executive officer, assuming retirement on January 1, 2001, at age 65 after selected periods of service. Total pension benefits for executive officers are determined under the Company’s Supplemental Executive Retirement Plan, which is an unfunded, unqualified, defined benefit plan. A portion of that benefit will be paid under the Company’s Pension Value Plan, which is a qualified defined benefit plan whose benefits are limited by applicable federal tax laws and regulations. The remainder of the benefit will be paid under the Supplemental Executive Retirement Plan. The benefits shown in the table are based on straight-life annuity amounts. The plans also permit selection of a joint and survivor annuity with reductions in the benefits shown. The benefits shown in the table are not subject to any deduction for Social Security benefits.

	Years of Credited Service
Remuneration	15	20	25	30	35	40

$ 300,000	$ 72,000	$ 96,000	$ 120,000	$ 144,000	$ 168,000	$ 192,000
600,000	144,000	192,000	240,000	288,000	336,000	384,000
900,000	216,000	288,000	360,000	432,000	504,000	576,000
1,200,000	288,000	384,000	480,000	576,000	672,000	768,000
1,500,000	360,000	480,000	600,000	720,000	840,000	960,000
1,800,000	432,000	576,000	720,000	864,000	1,008,000	1,152,000
2,100,000	504,000	672,000	840,000	1,008,000	1,176,000	1,344,000
2,400,000	576,000	768,000	960,000	1,152,000	1,344,000	1,536,000
2,700,000	648,000	864,000	1,080,000	1,296,000	1,512,000	1,728,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000	1,920,000
3,300,000	792,000	1,056,000	1,320,000	1,584,000	1,848,000	2,112,000
3,600,000	864,000	1,152,000	1,440,000	1,728,000	2,016,000	2,304,000

Credited service begins on the commencement of employment. The Named Executive Officers have the following years of credited service:

Philip M. Condit	35.5
Alan R. Mulally	31.5
Michael M. Sears	31.0
Harry C. Stonecipher	12.5
David O. Swain	36.5

Under the Supplemental Executive Retirement Plan, pension benefits are based on years of credited service times 1.6% of average annual salary plus average annual incentive compensation for the last five years of employment. Annual incentive compensation includes the amounts shown in the Bonus column of the Summary Compensation Table on page 21 and the values of BSUs, which are shown in footnote (2) to the Summary Compensation Table. Benefits calculated under the Supplemental Executive Retirement Plan are limited to 100% of a participant’s annual salary at termination and are reduced by the amount of benefits received under the Pension Value Plan. (1) The total annual averages for the current Named Executive Officers are now as follows:

Total Annual Averages

Philip M. Condit	$2,655,801
Alan R. Mulally	1,191,983
Michael M. Sears	1,043,350
Harry C. Stonecipher	2,202,034
David O. Swain	662,114

(1)
The Pension Value Plan became effective as of January 1, 1999. Under the Pension Value Plan, benefits are earned after one year of service, which is retroactively credited upon completion. Benefits generally vest after five years of service. Each year, a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s base pay depending on the participant’s age, ranging from 3% for younger than age 30 to 11% for age 50 and older. Each participant’s account also receives interest credits based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may be no lower than 5.25% or higher than 10%. When a participant retires, the amount credited to the participant’s account is converted into an annuity.

In addition, certain benefits earned by participants under prior retirement plans of Boeing and McDonnell Douglas calculated as of December 31, 1998 were transferred to the Pension Value Plan as of January 1, 1999. Certain benefits earned by participants under prior retirement plans of Boeing North American were transferred as of July 1, 1999. These benefits will increase each year at the same rate the participant’s salary increases. At retirement, participants will receive these benefits in addition to the Pension Value Plan annuity described above.

Mr. Stonecipher has an agreement that may increase the amount of retirement benefits received from the Company. (See Employment Contracts and Termination of Employment Arrangements, below.) Pursuant to Mr. Stonecipher’s agreement, he will receive credit for twice as many years of service as he actually works for the Company, which is reflected in the credited service shown above. In addition, the Company will provide a supplemental pension payment equal to the difference between: (a) what Mr. Stonecipher would have received from an employer prior to his employment with McDonnell Douglas had he stayed with that employer through the end of the Employment Period (as defined on page 27) and (b) the pension payments he is actually entitled to receive from the prior employer, McDonnell Douglas, and the Company. Had Mr. Stonecipher attained age 65 and retired on January 1, 2001, the supplemental payment under the agreement would have been approximately $150,000 per year.

Mr. Sears has a Supplemental Pension Agreement that may increase his retirement benefit from the Company. The Agreement provides that upon his retirement, the Company will supplement his benefit under the Supplemental Executive Retirement Plan by the amount necessary to equal the amounts he would have received under retirement plans of McDonnell Douglas, if they had continued in effect until his retirement. Had Mr. Sears attained age 65 and retired on January 1, 2001, the supplemental payment under the Agreement would have been approximately $12,000 per year.

Had Mr. Condit attained age 65 and retired on January 1, 2001, his benefit calculated under the Supplemental Executive Retirement Plan formula would have exceeded his annual salary by approximately $12,000 per year. Because the Plan limits pension benefits to 100% of annual salary, Mr. Condit’s benefit would have been reduced accordingly.

EMPLOYMENT CONTRACTS AND TERMINATION
OF EMPLOYMENT ARRANGEMENTS

Employment Agreement With Mr. Stonecipher.    Effective August 1, 1997, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Stonecipher to secure his services as President and Chief Operating Officer of the Company. The Employment Agreement amends and restates Mr. Stonecipher’s prior employment agreement with McDonnell Douglas and supersedes all prior agreements between McDonnell Douglas and Mr. Stonecipher. While the “Employment Period” under the Employment Agreement was to expire on May 16, 2001, the Employment Agreement was amended effective June 26, 2000, to extend the expiration to May 16, 2002.

During the Employment Period, Mr. Stonecipher is to receive both annual and long-term equity incentive compensation. Annual compensation includes a minimum base salary of $900,000 per year, reviewed annually by the Compensation Committee of the Board of Directors. He received incentive compensation for 1997 of $635,000, paid 70% in cash and 30% in BSUs. Beginning with 1998, Mr. Stonecipher’s incentive compensation is determined under the Company’s Incentive Compensation Plan. Pursuant to the Employment Agreement, the following long-term equity incentive compensation previously awarded to Mr. Stonecipher by McDonnell Douglas was converted into similar awards with respect to Boeing stock in accordance with the terms of the Agreement and Plan of Merger between the Company and McDonnell Douglas Corporation: 477,415 Boeing stock equivalents (“BSEs”), 140,400 of which, together with related dividend equivalents, remain subject to vesting by no later than March 31, 2002; 78,000 shares of restricted stock, 31,200 of which vested at the end of 1999 and 15,600 of which vested or will vest at the end of each of 2000, 2001, and 2002; and options to purchase 1,170,000 shares of Boeing stock, which vested and became exercisable in increments of 234,000 shares on September 24 in each of 1996, 1997, 1998, 1999, and 2000. Mr. Stonecipher receives dividends and voting rights on his shares of restricted stock; the BSEs do not have voting rights, and dividend equivalent payments on the BSEs are reinvested into additional BSEs. All converted restricted stock and stock options will be issued under and subject to the terms and conditions of the McDonnell Douglas Corporation 1994 Performance and Equity Incentive Plan. Additional long-term incentive awards will be granted to Mr. Stonecipher at the sole discretion of the Compensation Committee.

For the purposes of calculating Mr. Stonecipher’s benefits under the retirement plans of the Company and McDonnell Douglas, he will receive credit for twice as many years of service as he actually worked for the Company and McDonnell Douglas. In addition, the Company will provide a supplemental pension payment equal to the difference between (a) what Mr. Stonecipher would have received from an employer prior to his employment with McDonnell Douglas had he stayed with that employer through the end of the Employment Period and (b) the pension payments he is actually entitled to receive from the prior employer, McDonnell Douglas, and the Company.

Pursuant to the Employment Agreement, Mr. Stonecipher is also entitled to at least four weeks paid vacation each year, fringe benefits and perquisites in accordance with the policies of McDonnell Douglas as in effect immediately prior to the acquisition of McDonnell Douglas by Boeing, moving and relocation expenses incurred in moving to Seattle, and participation in the Company’s other employee benefit plans available to senior Boeing executives.

The Employment Agreement terminates upon the earliest of May 16, 2002, termination by the Company of Mr. Stonecipher’s services for cause, termination of his employment by Mr. Stonecipher for good reason, or Mr. Stonecipher’s death or inability to render services for 180 days during any 12-month period. Under the Employment Agreement, “good reason” means a breach of the Employment Agreement by the Company, removal from the Company’s Board of Directors for reasons other than voluntary resignation, removal from his position as President and Chief Operating Officer for reasons other than for cause, diminution in responsibilities or assignment of duties reasonably deemed by Mr. Stonecipher to be inappropriate for someone in his position.

In the event Mr. Stonecipher terminates his employment for good reason, he will be entitled to receive the present value of the salary and target annual incentive compensation he would have received if his employment had continued for the remainder of the Employment Period. In the event of such a termination, all of Mr. Stonecipher’s BSEs would be paid upon termination of employment, stock options would continue to vest for the remainder of the Employment Period and for one year following termination of the Employment Period and would be exercisable only within three years of that time, and grants of performance-based restricted shares would be ratably adjusted. Payments of amounts due upon termination of the Employment Agreement will be deferred to the extent necessary to permit the Company a full deduction for all such payments under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Employment Agreement prohibits Mr. Stonecipher from disclosing at any time confidential information or trade secrets concerning the Company without the Company’s express written consent. Mr. Stonecipher also may not be employed or affiliated with a competitor of the Company as long as any restricted stock, BSEs or stock options under the Employment Agreement remain unvested or unexercised. The vesting of restricted stock and BSEs and the exercise of stock options are subject to Mr. Stonecipher’s full compliance with the nondisclosure and non-compete provisions of the Employment Agreement.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) of the Board of Directors establishes and administers the Company’s executive compensation programs. During 2000, the Committee was composed of five non-employee members of the Board—Messrs. Biggs, Duberstein, Fery, and McDonnell and Ms. Ridgway. Dr. William J. Perry served on the Committee until his retirement from the Board on May 1, 2000.

The goals of the Company’s integrated executive compensation programs are to

1.	Attract, retain, and motivate a high caliber executive leadership team;

2.	Align executive compensation with shareholder interests;

3.	Link pay to Company and individual performance; and

4.	Achieve a balance between incentives for short-term and long-term performance.

Boeing executive officers are assigned to pay grades, each with an established salary range, a percentage of salary that establishes a target award for the annual incentive, and a factor of salary on which long-term incentive awards are based. Assignment to a pay grade is determined by comparing individual responsibilities with industry survey data and internal executive job relationships. The survey data compares Boeing pay levels with those for comparable jobs in a stable group of benchmark companies, which includes major aerospace and other large industrial corporations. The group includes two of the aerospace and defense companies in the S&P Aerospace Index used in the performance comparison graph on page 32.

Salaries

The Committee annually reviews the competitive salary levels of executive officers. Boeing executive officer salary levels for the year 2000 were generally targeted for the average of salaries of corresponding positions at the benchmark companies, as adjusted for company size.

Salary Determination.    Executive officer salary adjustments are determined by a subjective evaluation of individual performance, and by objective comparisons to internal peer data and external market data. Mr. Stonecipher’s salary was determined in part in accordance with the terms of his employment agreement with the Company.

After considering Boeing’s overall performance, Mr. Condit’s performance as CEO and competitive practices for CEOs at other major industrial corporations, the Compensation Committee recommended, and the Board approved, an increase to his annual base salary effective March 1, 2000.

Annual Incentive Awards

Annual incentive awards are designed to focus management attention on annual Company performance. Each executive pay grade has an assigned incentive target award. The incentive target award percentages assigned to the Named Executive Officers’ pay grades range from 80% to 100% of salary. The target award is adjusted based on Company and individual performance. Executive bonuses are paid in a combination of cash and Boeing Stock Units which are described in greater detail below. For the Named Executive officers, including the CEO, the year 2000 awards were paid out approximately 60% in cash and 40% in Boeing Stock Units.

Incentive Award Determination.    Each officer’s target incentive award is adjusted first based on company performance against a pre-established goal of economic profit, which reflects operating profit as well as cost of capital. The award is adjusted further based on an evaluation of individual performance. The Committee believes that the Company’s financial performance for the year 2000 exceeded expected levels.

Based on their contributions to the above-target performance, the Named Executive Officers received annual incentive awards averaging 191% of base salary. Because of his leadership role and the Company’s performance results, the Compensation Committee awarded the Chief Executive Officer an incentive award of 236% of base salary.

Boeing Stock Units.    Forty percent of the annual incentive is awarded in Boeing Stock Units (“BSUs”), which serve to further tie the interests of the executives to those of the shareholders and balance short- and longer-term performance focus. BSUs are restricted stock units without voting rights but earning dividend equivalents. BSUs vest three years from the date of the award, assuming continued employment. The values of the BSUs at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote (2) to the Summary Compensation Table on page 21.

Long-Term Incentives

Performance Shares.    The Company’s long-term incentive program is designed to link executive awards with shareholder returns. Under this program, executives are awarded Performance Shares, which are rights to receive Boeing stock contingent on the Company’s attaining shareholder return goals within a specified time period. These performance goals represent predetermined annual five-year compounded growth rates from the stock price at the time the Performance Shares are granted. Any Performance Shares not achieving the stated performance hurdles within five years will expire. The terms of the Performance Shares granted to the Named Executive Officers, including the Chief Executive Officer, are stated on page 23.

During 2000, the Company’s stock price achieved the stated performance hurdles required to vest 75% of the 1999 Performance Share grant, and 55% of the 2000 Performance Share grant. The dollar value of the shares awarded is shown in the “LTIP Payouts” column of the Summary Compensation Table.

Career Shares.    The long-term incentive program also includes grants of Career Shares to certain executives who make substantial contributions to the management, growth, and success of major components of the Company’s business. Career Shares are stock units that are distributed in Boeing stock and contingent on the participant’s staying with the Company until retirement. Career Shares earn dividend equivalents, which accrue in the form of additional Career Shares and which will be distributed in Boeing stock when and to the extent the Career Shares are distributed. The number of Career Shares an executive is granted is based on the executive’s pay grade and salary. The values of the Career Shares at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote (2) to the Summary Compensation Table.

Stock Ownership

Stock ownership is a fundamental principle underlying the philosophy and structure of the Company’s compensation programs. Stock ownership for executives ensures alignment with the interests of shareholders and a focus on growing shareholder value. The Committee has established stock ownership guidelines for executives that range from one to six times annual base salary, and from four to six times base salary for the Named Executive Officers.

Each element of the Company’s incentive compensation program is designed to encourage and facilitate stock ownership, including payment of 40% of the annual incentive award in BSUs, Performance Shares as the primary long-term incentive compensation program, and Career Shares that invest the executives in stock units until retirement. As a further incentive to encourage long-term stock ownership, the Company provides a 25% matching contribution of any deferral of salary (up to 50%), annual incentive awards, and vested Performance Shares into an unfunded deferred stock unit account. The values of matching deferred stock units at the time of grant to the Named Executive Officers, including the Chief Executive Officer, are shown in footnote (2) to the Summary Compensation Table.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to a Named Executive Officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1 million limitation.

To the extent consistent with a performance-based approach and the Company’s ability to provide competitive compensation, the Committee’s policy is generally to provide executive compensation that is fully deductible by the Company for income tax purposes. The Company’s annual incentive awards and certain long-term incentive awards other than Performance Shares awarded to the Named Executive Officers are designed to qualify as performance-based compensation that is fully deductible by the Company under Section 162(m).

Compensation Committee:
John H. Biggs, Chair
Kenneth M. Duberstein
John B. Fery
John F. McDonnell
Rozanne L. Ridgway

PERFORMANCE GRAPH

The following graph shows changes in the value of $100 invested at year-end 1995 in (a) Boeing stock, (b) the S&P 500 Stock Index, and (c) the S&P Aerospace Index. The investment values are based on share price appreciation plus dividends paid in cash, assuming that dividends were reinvested on the date on which they were paid.

The stock price performance shown in the graph is not necessarily indicative of future price performance.

Five-Year Cumulative Total Returns

Dollars

	1995	1996	1997	1998	1999	2000

Boeing	100	138	128	86	111	179
S&P 500	100	123	164	211	255	233
S&P Aerospace	100	129	133	123	120	169

PROPOSAL 2

SHAREHOLDER PROPOSAL
ON OFFSETS IN FOREIGN MILITARY CONTRACTS

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: Shareholders request the Company to disclose all significant promises (including technology transfers), made to foreign governments or foreign firms in connection with foreign military sales, intended to offset their US dollar cost of weapons purchased by foreign nations.

Proponents’ Supporting Statement

OFFSETS?

Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits—usually jobs or technology—back to the purchasing country as a condition of sale.

Direct offsets transfer purchasing dollars and/or work and military technology (often through licensing or joint production) to recipient countries to produce a U.S. weapon system, or its components.

Indirect offsets may involve investments in the purchasing country, counter-trade agreements, or transfers of commercial technology.

U.S. taxpayers finance offsets by (1) paying for the research and development of weapons and (2) providing grants, loans and loan guarantees for the sale. Offsets also lead to U.S. job loss.

PROPRIETARY?

The U.S. arms industry guards offsets information, claiming “proprietary privilege.” However, purchasing countries often disclose such information, e.g., to convince citizens of tangible benefits of millions of dollars spent on arms.

The proponents believe that insofar as U.S. arms manufacturers (1) engage in foreign policy by negotiating private offset agreements with foreign governments, and (2) export jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims. Sound public policy demands transparency and public debate on these matters.

EXAMPLES

In 1999, Boeing offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with bidding on a contract with Israel. The NY Times reported that Boeing promised Israel $500 million in production-sharing business in Israel, and then raised the amount to $1 billion in local investments.

1997 data shows that 13 U.S. prime military contractors reported 58 new offset agreements valued at $3.85 billion in support of $5.84 billion in export contracts. Aerospace is the sector most impacted by offsets. Between 1993 and 1997, about 90% of offset agreements and transactions were associated with aerospace exports. In the case of offset transactions, however, not all the products were actually themselves aerospace-related. Of the $11.8 billion in offset transactions, only 54% ($6.4 billion) were identified as aerospace products. (This may be understated because of difficulty in properly identifying a large number of products listed as indirect offsets.) Between 1993 and 1997 U.S. defense companies entered into new offset agreements valued at $19 billion in support of $35 billion worth of defense contracts. For every dollar a U.S. company received from an arms sale associated with offsets, it returned 54 cents worth of offset obligations to the purchasing country (“Offsets in Defense Trade 1999,” Commerce Department).

That Report concludes: “offsets provide substantial benefits to foreign firms, and in the process deny business to otherwise competitive U.S. firms.”

ARMS EXPORTS DON’T CREATE JOBS

The faith-based proponents submit this resolution for Board consideration because arms exports do not create jobs. Weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions that shareholders should address.

Board of Directors’ Response

Boeing is a global company conducting business in the international marketplace. A portion of the Company’s international business consists of the sale of military equipment. These sales of military equipment and services require compliance with strict U.S. government regulations that control where products may be sold overseas and what products may be exported. The Department of Defense administers a rigorous regime of approval for the sale of military equipment and permits only those sales that are consistent with U.S. interests and policy objectives. Government regulations also impose strict licensing controls on the export of equipment and technology to protect the long-term economic and national security interests of the United States.

Contractual agreements for offset transactions, such as technology licensing, production sharing or co-marketing, are commonplace in international sales for both commercial and military products. To the extent the Company engages in such transactions, it does so only in compliance with U.S. government regulations and as negotiated with the customer. Failure to enter into such arrangements could result in the loss of customers, and could translate into lost jobs and diminished shareholder value.

The Company’s offset arrangements provide the means for the Company to create new jobs and maintain its current labor force. The Company believes that robust and bilateral trading leads to job creation at both ends of international transactions and is beneficial to international economic stability and growth.

The Company understands that some shareholders may wish to know details of the Company’s military sales contracts with respect to offset transactions. However, much of the information requested is competitively sensitive. In addition, many offset arrangements are subject to confidentiality agreements with the customer that prohibit the Company from making such disclosures. U.S. law recognizes this fact and affords confidential treatment to information that is reported to the government regarding offset transactions. Publication of such information would put Boeing at a disadvantage in its business, may breach contractual arrangements and would not be in the best interest of the Company or its shareholders.

U.S. government regulations require the Company to report to the Department of State extensive information regarding export of military products, including specific information with respect to offset transactions. This government regulation is evidenced by the Defense Offsets Disclosure Act of 1999 (the “1999 Act”), which requires a description of any offset agreements with respect to foreign military sales or direct commercial sales. Such reporting requirements ensure that the Company’s offset transactions are conducted in strict compliance with U.S. government regulations.

The 1999 Act also establishes a National Commission on the Use of Offsets in Defense Trade. The National Commission, of which Mr. Condit is a member, is comprised of representatives from government and the private sector, including industry (both defense and nondefense), labor and academia. The National Commission’s charge is to review and prepare a report for appropriate congressional committees on all aspects of the use of offsets in the international defense trade, including:

•	current practices by foreign governments in requiring offsets in purchasing agreements,

•	the extent and nature of offsets offered by U.S. and foreign defense contractors,

•	the impact of the use of offsets on defense subcontractors and nondefense industrial sectors affected by indirect offsets, and

•	the role of offsets, both direct and indirect, on domestic industry stability, U.S. competitiveness, and national security.

The Company believes the work of the National Commission will address many of the proponents’ concerns, and is the proper forum for a review of and report on the issue of offsets in foreign military sales.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 2.

PROPOSAL 3

SHAREHOLDER PROPOSAL
ON MILITARY ACTIVITIES IN SPACE

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

WHEREAS: During the next 20 years, the United States military plans to develop technologies with the potential to wage war from space;

Plans for this are explicitly laid out in documents such as Vision for 2020, a 1996 report of the US Space Command which coordinates the use of the Army, Naval and Air Force Space Forces;

This Report “serves as a vector for the evolution of military space strategy into the 21st century.” During the early portion of the 21st century, it states, “space power will . . . evolve into a separate and equal medium of warfare;”

A July 1999 Pentagon space policy paper directs the Space Command to start developing tactics and doctrine for conducting warfare in the heavens;

The US Space Command believes that “accelerating rates of technological development will be increasingly driven by the commercial sector, not the military.”

The development of the 1998 Long Range Plan of the US Space Command was assisted by 75 commercial entities, including Boeing Company;

Some military analysts believe that US companies are likely to invest $500 billion in space by 2010, hence, the military will be called upon to defend American interests in space;

Critics of the development of space weapons, including a member of the Senate Armed Forces Committee, believe that such a development would be ‘‘a mistake of historic proportions’’ that would trigger an arms race in space;

On Nov. 1, 1999, in the UN General Assembly resolution, ‘‘Prevention of an Arms Race in Outer Space,” 138 nations reaffirmed The Outer Space Treaty of 1967, and specifically its provision that reserves space “for peaceful purposes;”

THEREFORE BE IT RESOLVED:    The shareholders request the Board of Directors to provide a comprehensive report describing our Company’s involvement in space-based weaponization. The report would be made available to shareholders on request within six months of the 2001 annual meeting. It may omit proprietary information and be prepared at reasonable cost.

Proponents’ Supporting Statement

The proponents of this resolution believe that outer space is the common heritage of all and should be used for peaceful purposes, for economic, scientific and cultural development, for the well-being of all peoples. We also believe that shareholders deserve company transparency with regard to our company’s involvement in research, development and promotion of weapons for space. Thus the request for this report which could describe the following aspects:

•	Current value of outstanding contracts to develop components of the Space Command’s programs;

•	Amount of the company’s own money (versus government funding) spent on in-house research and development in this segment of its business;

•	The ethical and financial reasons for being involved in the Space Command program.

We urge shareholder support for this resolution.

Board of Directors’ Response

Boeing enjoys a rich heritage of space and communications progress and it has established a series of market aligned businesses at the leading edge of national and international space and communications achievement. The space-based communications and services marketplace represents an exciting and burgeoning market in which Boeing is already and will continue to be a major participant. Space figures prominently into the Company’s push to develop new products and services. It is the Company’s goal to become the world leader in integrated, space-based information and communications.

The U.S. government relies on the technological and manufacturing capability of the private sector to produce the equipment it has determined will be needed to achieve a sound defense posture. Boeing, with its technological capabilities and expertise, participates in the nation’s defense activities, including the use of weapons in space, in the belief that it is appropriate to support governmental decisions made in our open, democratic society in the quest for peace and national security.

The Company’s policy is to report to its shareholders on matters of significant interest. This reporting is a continuing responsibility and concern of the Company’s management. Information on its space-related operations is provided in the Company’s annual reports, quarterly earnings announcements, and other statements to the press. The annual reports carry a description of the Company’s activities in some detail and are consistent with management’s basic responsibility to discuss the business operations of the Company.

We do not believe that the Company should be required to provide the special report requested by this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 3.

PROPOSAL 4

SHAREHOLDER PROPOSAL ON LINKING
EXECUTIVE COMPENSATION TO SOCIAL PERFORMANCE

Several shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution and Supporting Statement

WHEREAS: Increases in executive compensation outpace employee wage increases. Base pay of CEOs accelerated 6.1% in 1998, while overall U.S. wages and benefits climbed 3.5%.

•
According to The Wall Street Journal’s annual Executive Pay survey (04/06/00) “salaries and bonuses of surveyed CEOs jumped 11%” in 1999, surpassing “the 4.2% uptick in pay among white-collar employees.” The same study showed that the salary and bonus for our CEO, Philip M. Condit, was $4,257,900. Meanwhile, total shareholder return of Boeing stock for the past 5 years as compared to our industry was -10.1. Business Week’s April 17, 2000, Executive Compensation Scoreboard listed Boeing next to the bottom among its aerospace peers in 1997-99 analysis of pay vs. corporate profit.

•
While the company’s performance recently witnessed a turnaround, its previous two years’ performance sent the stock sliding. This took place during a time when our company was challenged about social issues domestically and internationally. According to The Wall Street Journal (May 1, 2000) Boeing’s $50 million advertising campaign was meant to enhance its corporate image “in large part . . . at its own 190,000 workers, many of them disillusioned after labor friction, production problems and waves of internal upheavals in recent years.” The company refused to support shareholder resolutions in 1998 and 1999 calling for adherence to basic human rights at its own operations in China. In its February 25, 2000 Annual Report on Human Rights, the U.S. State Department criticized China for a “marked deterioration in human rights.” According to The New York Times (Feb. 1, 2000), Beijing has stepped up its intimidation against Catholic clergy loyal to the Pope and has destroyed church buildings.

•
Shareholders need to be vigilant and challenge executive pay packages that reward poor social or financial corporate performance, asking themselves: if top officers’ pay for a given year should be reduced if the company suffers from poor corporate citizenship that harms our corporate image, such as costly fines, protracted labor tensions, poor image related to lobbying on behalf of corrupt governments, or significant loss of market share to the likes of Airbus.

•
Surveys conducted and released by Boeing in 1999 show notable drops in employees’ confidence that the company is making changes necessary to compete successfully, and that their jobs are secure (WSJ 05/01/00).

•	IBM reported to shareholders how it integrates such factors into its compensation packages, understanding the need to balance social criteria with fiscal concerns.

RESOLVED: Shareholders request the Board to institute a special Executive Compensation Review to find ways to link compensation of its key executives not only with fiscal performance but to social corporate performance as well. This shall include, but not be limited to, the company’s efforts to promote basic human rights domestically and internationally within its operations. It shall also include a comparison of the compensation packages for company officers with the lowest paid company employees in the U.S. and around the world. This review’s results shall be made available to requesting shareholders by September 1, 2002.

Board of Directors’ Response

The Compensation Committee of the Board, which consists of five non-employee, independent directors, oversees all the Company’s executive compensation programs. The Compensation Committee already provides a report to shareholders, beginning on page 29, which explains the criteria for CEO and executive officer compensation. As explained in that report, the goals of the Company’s integrated executive compensation programs are to attract, retain and motivate a high caliber executive leadership team, align executive compensation with shareholder interests, link pay to Company and individual performance, and achieve a balance between incentives for short-term and long-term performance.

The Compensation Committee plays a key oversight role in ensuring that the Company’s executives live up to the Company’s commitment to being a good global citizen. The Company recognizes that, in addition to delivering solid, sustained financial performance, it must be a socially responsible corporate citizen, both domestically and internationally. Good Corporate Citizenship is a value embedded in Boeing’s 2016 Vision Statement and has been integrated into many of the Company’s assessment and development tools. In addition, specific performance criteria for the president of each operating group address how the group is performing with respect to diversity. The Company is also committed to promoting the rule of law and showing respect for employees and their rights of association and assembly wherever we operate in the world. The Company is sensitive to issues of individual rights and environmental degradation in other countries where it does business.

The Board agrees that executive compensation must be closely scrutinized—precisely the function performed by independent directors of the Compensation Committee. The Board believes, therefore, that the time, effort and expense necessary to complete the special review and produce the report requested are not justified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 4.

PROPOSAL 5

SHAREHOLDER PROPOSAL ON SIMPLE MAJORITY VOTES

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: Simple-Majority Vote Recommendation.    Boeing shareholders recommend the Board of Directors take steps necessary to reinstate simple majority vote on all issues that are submitted for shareholder vote to the fullest extent possible. Recommend delete Boeing requirements for greater than a majority shareholder vote. Also, recommend that any future action on this topic be put to shareholder vote—as a separate proposal.

Proponent’s Supporting Statement

Why return to simple majority vote?

•	Simple-majority resolutions won approval averaging 54% from shareholders at major companies in 1999 and 2000—Investor Responsibility Research Center.

•	Boeing had 50 profitable years with simple-majority shareholder voting.

•	Simple-majority vote follows logically from the “pride” in Boeing’s “shareholder renaissance” cited in Boeing News.

What advantage is there for good corporate governance that includes simple-majority vote?

A new survey by McKinsey & Co., international management consultant shows that institutional investors are prepared to pay an 18% premium for good corporate governance.

McKinsey warns that companies that fail to reform will find themselves at a competitive disadvantage in attracting capital to finance growth.
Wall Street Journal, June 19, 2000

Simple-Majority vote is particularly important when management needs greater accountability:

Federal Aviation Administration audit found “systemic” problems at 7 Boeing engineering and manufacturing facilities. Boeing agreed. Problems included inadequate inspections, inadequate employee instruction and processes not followed.

Los Angeles Times, Oct. 31, 2000

Pentagon report cites major Boeing cost overruns on U.S. missile defense program. $125 million overrun in March 2000 followed by $194 million overrun in June 2000. The trend may deteriorate more.
Bloomberg News, Aug. 25, 2000

Boeing executives to reap riches from stock’s performance. Boeing gave 2,000 senior executives $140 million in stock last week under an incentive plan triggered by the company’s recent stock price.

The plan could give the managers stock valued at $850 million in coming months if the shares trade at $75. Boeing Chairman Phil Condit stands to get about $23 million, according to company regulatory filings.

Seattle Times, Oct. 3, 2000

Institutional Shareholder Services said that super-majority votes serve to lock in provisions that are harmful to shareholders. ISS said that super-majority may entrench management by preventing action that may benefit shareholders.

Source: ISS Proxy Analysis, Maytag Corp., April 27, 1999.

To increase shareholder value recommend:

SIMPLE -MAJORITY VOTE
YES ON 5

Board of Directors’ Response

According to Delaware law, which governs the Company, most proposals submitted to a vote of the Company’s shareholders, whether submitted by management or a shareholder, require a vote of a majority of the shares present and eligible to vote at the meeting, whether in person or by proxy. This is apparently what the proponent is referring to as a “simple-majority vote.” In addition, Delaware law imposes a greater voting requirement, of at least a majority of the outstanding shares entitled to vote, for certain fundamental corporate actions, such as amending the certificate of incorporation, approving certain mergers, selling substantially all the assets or dissolving the corporation. The proposal cannot reduce this voting requirement to a “simple majority vote.” The proponent is mistaken in asserting that Boeing should “return” to a rule it never had.

Delaware law also specifies that matters presented to shareholders may be subject to a greater percentage vote standard if that standard is set forth in a company’s certificate of incorporation. Consistent with Delaware law, the Company’s charter documents, which were approved by shareholder vote, provide that the vote of holders of at least 75% of the Company’s outstanding shares must approve certain significant changes involving the Company. These changes include amendments to the by-laws or certificate of incorporation, significant mergers, sale of a significant proportion of assets and/or dissolution of the Company. For example, significant transactions involving “interested shareholders” must be approved by 75% of the outstanding shares unless disinterested directors of the Company satisfy themselves as to the fairness of the transaction for all shareholders. These “super-majority” provisions are designed to provide protection for all shareholders against the self-interest of a few large shareholders.

The provisions are not intended to, and do not, preclude unsolicited offers to acquire the Company at a fair price. They are designed to encourage potential acquirers to negotiate directly with the Board because the Company believes the Board is in the best position to evaluate the fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders from abusive tactics during a takeover process. Adoption of a proposal for a “simple majority vote on all issues” would eliminate these protections.

The Company believes the proposal would also cause it to violate Delaware law. The proposal purports to require that matters be subject to a “simple majority vote on all issues” without regard to the role of the Board of Directors. The Company could not, without violating Delaware law, permit adoption of any resolution by “simple majority vote” where such action is prohibited by law in the absence of prior approval and recommendation by the Board of Directors.

Approval of the proposal would not automatically eliminate the super-majority voting provisions described above, as this proposal is only a recommendation. If the proposal were passed, the Board could only approve and recommend the proposed changes if it determined that they were in the best interests of the Company and its shareholders. If the Board were to approve the amendments, adoption would require the favorable vote of shareholders owning 75% of the Company’s outstanding shares.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 5.

PROPOSAL 6

SHAREHOLDER PROPOSAL
ON ANNUAL ELECTION OF DIRECTORS

A shareholder has advised the Company that it intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: Annual Election of All Directors.    In each of the Boeing 1997, 1999 and 2000 elections shareholder approval for this topic ranged from 47% to 49.9%. Shareholders request the Board of Directors take all necessary steps to adopt annual election of all directors as corporate policy.

This includes the requirement that a shareholder vote, voting on a separate topic, is required to change this resolution once enacted. The unexpired terms of current directors are not affected.

Proponent’s Supporting Statement

Shareholders recommend that the company enact this proposal now.

The Council of Institutional Investors (http://www.cii.org) recommends in its Shareholder Bill of Rights:

(1)	Annual election of all directors.

(2)	Adoption of shareholder resolutions that receive a majority of votes cast. Boeing is 48%-owned by institutional investors.

Good governance rules can improve stock price:

A new survey by McKinsey & Co., international management consultant, shows that institutional investors are prepared to pay an 18% premium for good corporate governance.
Wall Street Journal; June 19, 2000

We believe the company has not taken any significant step to improve its corporate governance rules.

Based on the 3 years of strong support the company is asked to:

(1)	Adopt this proposal or

(2)	Submit this proposal to a vote of shareholders under company sponsorship.

Vote yes for:

ANNUAL ELECTION OF ALL DIRECTORS
YES ON 6

Board of Directors’ Response

The Board of Directors has evaluated the changes suggested by this proposal on several occasions. This evaluation has included guidance from outside advisers, including a consultant on corporate governance issues. The Board believes that its classified Board structure, which has been in place since it was approved by the shareholders in 1986, continues to be in the best interests of the Company and its shareholders.

Under the Company’s By-Laws, the Board is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year, and the entire Board can be replaced in the course of three annual meetings, all held within approximately two years. An active, professional board benefits in many ways from classifying its directors. Most notable among these benefits are increased stability, improved long-term planning and enhanced independence.

The three-year staggered terms are designed to provide stability and ensure that a majority of the Company’s directors at any given time have prior experience as directors of the Company. This ensures that the Board has solid knowledge of the Company’s complex business and products, as well as its product strategy. Directors who have experience with the Company and knowledge about its business are a valuable resource and are better positioned to make the fundamental decisions that are best for the Company and its shareholders. The Board observes that numerous well-respected U.S. corporations and institutional investors have classified boards.

The Board believes that electing directors to staggered three-year terms enhances long-term strategic planning. We believe that the Board continuity made possible by the classified Board structure is essential to the proper oversight of a company like Boeing that has high-technology products and programs that require major investments to be made over long periods of time. A classified board is appropriate for Boeing and ensures responsible, knowledgeable representation of the long-term interests of Boeing and its shareholders. The annual election of only one-third of the Board also helps to prevent abrupt changes in corporate policies, based on misplaced short-term objectives that might result if the entire Board could be replaced in one year.

We believe that electing directors to three-year, as opposed to one-year, terms also enhances the independence of non-management directors by providing them with a longer assured term of office. The existence of three-year terms for directors also assists the Company in attracting director candidates who are willing to make a longer-term commitment to the Company.

The Board also believes that a classified Board structure enhances the Board’s ability to negotiate the best results for shareholders in a takeover situation. One benefit of having a classified board is that it encourages a person seeking to obtain control of the Company to negotiate with the Board. At least two annual shareholders meetings generally will be required to effect a change in control of the Board. This gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all shareholders and weigh alternative methods of maximizing shareholder value for all shareholders. It is important to note, however, that although the classified Board is intended to cause a person seeking to obtain control of the Company to negotiate with the Board, the existence of a classified board will not, in fact, prevent a person from accomplishing a hostile acquisition.

The Board believes that the benefits of the current classified board structure do not come at the cost of directors’ accountability to shareholders. We believe that directors elected to three-year terms are just as accountable to shareholders as directors elected annually, since all directors are required to uphold their fiduciary duties to the Company and its shareholders, regardless of the length of their term of office. The annual election of one-third of the directors provides shareholders with an orderly means to effect change and communicate their views on the performance of the Company and its directors.

Approval of the proposal would not automatically eliminate the classified board, as this proposal is only a recommendation. Eliminating the classified board would require the affirmative vote of at least 75% of the outstanding shares on a proposal to amend Article II, Section 1 of the Company’s By-Laws, which provides for a classified board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 6.

PROPOSAL 7

SHAREHOLDER PROPOSAL ON PENSION PLANS

Two shareholders have advised the Company that they intend to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: the shareholders request that the Boeing Board of Directors adopt the following policy:

(1)
All non-represented employees be given a choice between the old Boeing [Heritage] pension plans used prior to Jan 1, 1999, or the current Pension Value cash-balance plan at time of termination or retirement.

(2)	The cash balance plan to provide a monthly annuity at least equal to that expected under the old pension plan, or an actuarially equivalent lump sum.

Proponents’ Supporting Statement

Boeing announced in 1998, and implemented in 1999, a new pension plan for over 100,000 non represented employees. None were given a choice of old or new plans. The IRS has yet to determine the tax status of the Boeing Pension Value cash-balance plan. Without tax qualified status, participants can be taxed on the value of the benefit they earn under a company-sponsored retirement plan each year. The company also risks significant tax-liabilities.

The legality of cash-balance pension plans has been challenged in courts, are currently under government scrutiny, and have been the subject of extensive press coverage. In many cases, older workers have found out they now must work years longer to get the same benefits promised under the old plans. The EEOC has created a task force to gather information and complaints from employees relating to age-discrimination issues. Congressional hearings have been held, and related legislation has been promoted by corporate lobbyists.

Boeing offered the same plan to the Society of Professional Engineering Employees in Aerospace (SPEEA). The cash-balance plan and the company offered medical insurance takeaways were a factor in the largest white collar strike in history. The company has never offered a reason for no choice of plans for current employees.

Some older employees must now work extra years to reach the same pension previously promised under the Heritage plans. To change the goal-posts for employees nearing retirement by using methods of questionable legality which have been the subject of government investigations for over a year is inappropriate for a company that wants to keep its best employees.

Cash-balance plans have incited huge protest meetings, union organizing, adverse media coverage, and Senate hearings. For example, an IBM shareholder proposal making a similar request last year got a shareholder vote of 28.4%, and support from organizations like CALPERS. (California Public Employees Retirement System)

Please encourage the BOD to keep their previous pension promises by giving an informed choice to loyal employees who have helped make the company famous and profitable. Thank you.

Board of Directors’ Response

The Boeing Company designed its new pension plan, the Pension Value Plan or PVP, to provide a single plan for the Company’s non-represented salaried employees. Before the PVP was implemented in 1999, these employees earned benefits under more than 20 different plans and formulas that were sponsored by the “premerger” companies: Boeing, McDonnell Douglas and Rockwell. The PVP was designed to provide a level of benefits that would be nearly equivalent to the benefits provided under the prior plans. The Company did not adopt the PVP to reduce pension-related costs. On the contrary, the PVP increased the Company’s pension liability substantially, as was disclosed in the 1998 Annual Report.

The PVP is not subject to the same criticisms as other cash-balance plans because it includes important features that are different from most other cash-balance pension plans:

•	The PVP preserves all benefits earned under the former plans, and allows these benefits to continue growing in proportion to the employee’s salary.

•
Employees began earning new benefits under the PVP formula immediately upon the PVP’s implementation rather than having a “wear-away” transition period before they could accrue any new benefits under the cash-balance plan.

•
The PVP increases the percentage of pay that is credited to the employee’s cash-balance “account” as the employee’s age increases. Thus, the PVP gives the Company’s oldest employees nearly four times more benefit credits each year than their youngest counterparts receive.

The Company believes, based upon its analysis, that for most employees who were near retirement age or who had long service when the PVP took effect, there is little difference in projected retirement benefits. In fact, due to the PVP’s unusual features and the extra costs associated with this change, the Company further believes (based again on its analysis) that many employees’ projected PVP benefits are slightly higher than the projected benefits from their former plans. Of course, different employees will be impacted differently. Contrary to the Proponent’s Supporting Statement, overall, the PVP provides a level of benefits that is very close to, and in some cases better than, the benefits provided by the prior plans.

The Proponent’s Supporting Statement alleges that the Company has broken “previous pension promises” made to employees. As just discussed, the Company does not believe that any promise was broken. All benefits that employees had already accrued under their prior plans have been preserved, as required by federal pension law. Both federal pension law and the terms of the prior pension plans gave the Company the right to change its pension plans for the future, as long as it did not reduce the benefits employees had already accrued. Boeing exceeded its legal obligation to merely preserve accrued benefits by not only protecting all of the prior plans’ accrued benefits, but providing for the future growth of those benefits in proportion to employees’ future salary growth, instead of merely freezing the prior accrued benefits.

The proposal’s recommendation to permit employees to choose between the PVP and their former plan upon termination or retirement would undermine a primary purpose of the PVP, to create a single, simplified plan for all salaried non-represented employees. Employers are not required to offer their employees a choice between pension plans, and most employers do not, for good business reasons. Large costs and significant administrative difficulties would be associated with maintaining numerous plans and benefit formulas, meeting the myriad federal regulations that apply to each plan, and offering and implementing employees’ choices as they terminate or retire over a period of decades.

In summary, Boeing strives to provide its employees with a total compensation and benefits package that is competitive and that helps the Company attract and retain the best performers. Management believes that the PVP meets these criteria, and that the PVP’s generous, carefully thought-out transition measures have protected the transition-date workforce. Boeing will continually review its benefit plans and programs, making changes where appropriate. At this time, the Board is satisfied that the measures recommended by the proposal would be unnecessarily detrimental to the Company’s pension and compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 7.

PROPOSAL 8

SHAREHOLDER PROPOSAL
ON AUDIT COMMITTEE MEMBERS

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: Boeing shareholders recommend the board adopt a shareholder advisory vote on the members of the audit committee.

The company generally nominates specific directors for the audit committee. This proposal recommends that shareholders cast a vote on the nominees.

Although the vote would be advisory, as a practical matter the vote would unquestionably have an impact on the committee’s composition. It is reasonable to believe that the audit committee selection process would concentrate on the most qualified candidates and steer clear of any whose independence might be questioned.

Each nominee’s qualifications are to be summarized in the proxy statement highlighting:

(1)	The nominee’s baseline financial literacy together with

(2)	Any conflicts of interest that might cloud his or her independence.

Proponent’s Supporting Statement

We believe this proposal addresses the considerable attention currently devoted to corporate audit committees, flawed financial statements and dubious accounting treatments. Chairman Arthur Levitt of the Securities and Exchange Commission has continuing concerns about deficient year-end audits and aggressive accounting practices that enable companies to manage earnings and meet investment community expectations.

Responding to Chairman Levitt’s concerns, the New York Stock Exchange and the National Association of Securities Dealers established The Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. The Committee made a formal report that highlighted the importance of company audit committee members’ independence and baseline financial literacy.

It is particularly important for Boeing to excel in an effective review of its cost accounting and audit procedures.

Vote yes for:

SHAREHOLDER VOTE ON AUDIT COMMITTEE MEMBERS
YES ON 8

Board of Directors’ Response

This proposal is unnecessary because the Company already complies with the new Securities and Exchange Commission and New York Stock Exchange requirements.

In response to the Blue Ribbon Committee mentioned above, the NYSE adopted new rules for audit committees of listed companies. The rules require, first, that the Board of Directors adopt and approve a formal written charter for the audit committee that contains specified statements as to the committee’s responsibilities.

Second, the NYSE rules require each company to maintain an audit committee that “shall consist of at least three directors, all of whom have no relationship to the company that may interfere with the exercise of their independence from management and the company” in addition to other criteria of independence.

Third, the new NYSE rules also require all audit committee members to be “financially literate” in the business judgment of the Board, or become so within a reasonable time after appointment.

The SEC also adopted new rules, which require

•	a report of the audit committee to be included in a proxy statement once each year if directors are to be elected,

•	disclosure in that report regarding whether the committee meets the requirements of the NYSE or other market on which its securities are traded, and

•	publication of the audit committee’s charter at least every third year in the company’s proxy statement.

The Company’s Audit Committee has had a charter for many years, and it has been revised to incorporate these new rules. The charter is published in this proxy statement as Appendix A. The Report of the Audit Committee, confirming compliance with these rules, begins on page 13.

The core issue raised by the proposal is the independence and competence of the members of the Audit Committee of the Board of Directors. This subject has been thoroughly studied and widely discussed. New rules have been adopted by the responsible regulatory bodies and the Company complies with them. This proposal is not needed.

THE BOARD OF DIRECTORS UNANIMOUSLY
RECOMMENDS A VOTE AGAINST PROPOSAL 8.

PROPOSAL 9

SHAREHOLDER PROPOSAL ON
STOCK OPTION PLANS

A shareholder has advised the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Boeing stock present in person or by proxy and entitled to vote at the Annual Meeting.

Shareholder Resolution

RESOLVED: Limit Stock Dilution.    Boeing shareholders recommend that the company not present any stock option proposal to shareholders that could make Boeing total stock option dilution greater than Boeing’s industry peer group. Boeing’s peer group is based on standard industrial code groups.

Proponent’s Supporting Statement

Management recommended shareholder approval for a stock option plan in its Year 2000 proxy that could dilute Boeing stock 37% higher than the level recommended by Institutional Shareholder Services. (Source: ISS Proxy Analysis, Boeing Company, April 21, 2000). The 37% higher dilution is based on a Boeing stock dilution comparison with Boeing’s industry peers.

The 37% higher dilution calculation is based on the cost as top executives and others exercise options at fixed prices—below current market prices. The calculation is a comparison between Boeing and the top quartile of Boeing’s industry peers.

Furthermore, the Year 2000 proposal to add shares to the stock option plan:

(1)	Benefits consultants, agents, advisors and independent contractors in addition to senior executives.

(2)	The Compensation Committee can lower the target price if Boeing stock does not reach the target price for senior executives to receive stock.

(3)	Previous stock option plans already had 36 million shares remaining to be exercised.

(4)	The 2000 stock option proposal received an 18% no-vote at the annual meeting—a substantial no-vote for a proposal recommended by management.

The public perception of the company stock option plan is:

Boeing executives are to reap riches. Boeing gave 2,000 senior executives $140 million in stock last week under an incentive plan triggered by the company’s recent stock price.

The plan could give the managers stock valued at $850 million in coming months if shares trade at $75. Boeing Chairman Phil Condit stands to get about $23 million, according to company regulatory filings.

Seattle Times, Oct. 3, 2000

Meanwhile, the shareholder lawsuit filed in Seattle Federal Court, that Boeing executives allegedly concealed production problems in an attempt to preserve the company’s stock price, remains unresolved.

To maintain and increase shareholder value, vote yes to:

LIMIT STOCK DILUTION
YES ON 9

Board of Directors’ Response

The Board of Directors recommends a vote AGAINST this proposal because it fails to adequately define essential terms and would therefore be impossible to implement. Moreover, the Board believes that any attempt by the Company to implement the proposal, based on the Company’s best efforts to decipher the proponent’s intent, could impede the Company’s ability to maintain appropriate equity incentive compensation programs for its executives. The proposal would also disenfranchise current and future shareholders by prohibiting the Company from presenting executive compensation programs to shareholders for their approval if certain ill-defined dilution standards were exceeded.

The proposal would forbid the Board from presenting “any stock option proposal to shareholders that could make Boeing total stock option dilution greater than Boeing’s industry peer group.” The proponent does not identify the companies he believes would constitute the Company’s peer group, but merely states that “Boeing’s peer group is based on standard industrial code groups.” Standard industrial code groups (“SIC groups”) are used by governmental agencies for reporting purposes and to compile and produce data with respect to the national economy and its sectors. Many companies, including Boeing, report under numerous different SIC groups. Moreover, of the SIC groups Boeing reports under, the population of any one group is not necessarily the same as the next.

Even if the proponent had identified one or more specific SIC groups, the companies that make up the group would not constitute the Company’s “peers,” as that term is commonly understood, since SIC groups do not take into consideration the capitalization, size, revenues, or profits of the companies in the groups. For purposes of comparing the dilutive effects of a stock option-related proposal on its stock option pool, Boeing should not be required to consider as peers all companies included in a SIC group.

In addition to these concerns, the proposal presents several other barriers to implementation. It provides no guidance as to the point in time the percentage dilution is to be measured, or what the Company would be required to do if for reasons beyond its control its percentage dilution came to exceed that of the other companies in the SIC groups. The Board cannot foretell what, if any, increases in the Plan may be more dilutive than its peers’ plans, since the Board has no control over how other companies manage their plans. Also, the dilutive effects of a stock option-related proposal may be more dilutive than those of one of the SIC groups Boeing reports under, but not another.

Aside from the mechanical difficulties inherent in the proposal, its implementation would unnecessarily undermine the Board’s flexibility in maintaining the Company’s compensation programs and its ability to submit changes in those programs for shareholder consideration. Last year, the Board submitted a proposal to shareholders to amend the 1997 Incentive Stock Plan to increase the number of authorized shares. The Board stated its belief that adoption of the proposal would, among other things, enhance the long-term shareholder value of the Company by offering opportunities to the Company’s employees, officers, consultants, agents, and advisors to acquire a proprietary interest in the Company and to link their interests and efforts to the long-term interests of the Company’s shareholders. Over 81 percent of the shares present and eligible to vote at the 2000 Annual Meeting approved the proposal.

The proponent claims that the 1997 Incentive Stock Plan presented at last year’s annual meeting “could dilute Boeing stock 37% higher than the level recommended by Institutional Shareholder Services,” citing an April 2000 “ISS Proxy Analysis.” This simply is not true. There is nothing in the ISS Proxy Analysis that speaks of such 37% higher dilution. Furthermore, the Company believes that the proponent has misstated the method by which ISS analyzed the level of dilution.

The Board believes that the overwhelming support manifested for last year’s proposal was a strong and positive endorsement of the Company’s compensation program objectives and goals. The goals of the compensation program are discussed in detail in the Compensation Committee Report on page 29 of the Proxy Statement. The Company’s ability to continue to meet these goals is dependent on continued flexibility and sound management of the various components of its compensation program. This includes periodic reevaluation of the number of shares available under its compensation plans.

To continue its market leadership, the Company must provide compensation and incentive programs that will retain and continue to attract the best employees. Accordingly, the Board must be permitted to effectively manage those programs. When circumstances require, the Board must also be able to submit issues related to those programs for shareholder consideration. The Board believes that the proposal would impede the Company’s ability to maintain appropriate equity incentive compensation programs for its employees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE AGAINST PROPOSAL 9.

The Company will provide the names and addresses of the proponents of the shareholder proposals above and the number of shares they hold upon oral or written request for such information. Requests may be sent to the Corporate Secretary, The Boeing Company, P.O. Box 3707, Mail Code 13-08, Seattle, Washington 98124-2207, or submitted by calling (206) 544-1056.

SHAREHOLDER INFORMATION

In accordance with Delaware law, a list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting. For 10 days prior to the meeting, the list will be available between the hours of 9 a.m. and 4 p.m. P.S.T., at the office of the Corporate Secretary at 7755 East Marginal Way South, Seattle, Washington. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

ANNUAL REPORT AND FORM 10-K

The 2000 Annual Report of the Company was mailed to shareholders with this proxy statement. Upon request, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000, including financial statements and schedules. The Form 10-K has been filed with the SEC. It may be obtained by writing to the Data Shipping Department, The Boeing Company, P.O. Box 3707, Mail Code 3T-33, Seattle, Washington 98124-2207, or calling (425) 393-4964. The Form 10-K, this proxy statement and the 2000 Annual Report are also available at the Company’s World Wide Web site, http://www.boeing.com/.

SHAREHOLDER PROPOSALS FOR 2002

The Company’s next annual meeting will be held on April 29, 2002. An eligible shareholder who wishes to have a qualified proposal considered for inclusion in the proxy materials for presentation at that meeting must send the proposal to the Corporate Secretary; it must be received at the Company’s executive offices no later than November 24, 2001. A shareholder must have continuously held at least $2,000 in market value, or 1%, of the Company’s outstanding stock for at least one year by the date of submitting the proposal, and the shareholder must continue to own such stock through the date of the meeting.

Any shareholder who intends to nominate candidates for election as directors or present a proposal at the meeting pursuant to the Company’s By-Laws, without inclusion of such proposal in the Company’s proxy materials, is required to provide notice of such proposal to the Company. The Company’s By-Laws provide that any business to be transacted at the annual meeting of shareholders must be a proper matter for shareholder action and properly brought before the meeting. Notice must be received by the Corporate Secretary no earlier than December 30, 2001 and no later than January 29, 2002. A copy of the pertinent By-Laws provisions is available on request to the Corporate Secretary, The Boeing Company, P.O. Box 3707, Mail Code 13-08, Seattle, Washington 98124-2207.

THE BOEING COMPANY

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
THE BOEING COMPANY
(as amended May 1, 2000)

ORGANIZATION

Members:

The Audit Committee shall consist of three or more directors who are not members of the management and meet the independence and expertise requirements as defined by the New York Stock Exchange (NYSE) Listed Company Manual. The chairperson and members of the Committee shall be appointed by the Board of Directors at the annual organization meeting of the Board.

Meetings:

Audit Committee meetings shall be in conjunction with regular Board of Directors meetings and at such other times as called by or on behalf of the chairperson of the Committee.

A majority of the members of the Audit Committee shall constitute a quorum. The Committee shall act only on the affirmative vote of at least two of the members.

ROLES

The function of the Audit Committee is oversight. In fulfilling their responsibilities hereunder, it is recognized that the members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession. As such, it is not the duty of the Audit Committee or its members to conduct “fieldwork” or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely on (i) the judgement of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations.

RESPONSIBILITIES

The responsibilities of the Audit Committee are to:

(1)	Evaluate and select the outside auditor subject to ratification by the Board of Directors.

(2)	Review and advise on the selection and removal of the General Auditor. Additionally, the Audit Committee will review and recommend changes to the Internal Audit Charter.

(3)
Review, on an annual basis, a formal written statement prepared by the external auditor delineating all relationships relevant to audit independence between the auditor and the Company. This includes discussion of such relationships, and recommending that the Board of Directors take appropriate action in response to the outside auditor’s report to satisfy itself of the outside auditor’s independence.

(4)
Discuss with management or the independent auditor, as appropriate, the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit or quarterly review. This includes:

•	Independent auditor responsibility under generally accepted auditing standards

•	Significant accounting policies

•	Management judgements and accounting estimates

•	Audit adjustments

•	Report on Form 10-K and other information in the Annual Report

•	Disagreements with management

•	Difficulties encountered in performing the audit

•	Consultations with other accountants

•	Major issues discussed with management prior to retention

•	Auditor’s judgement about the quality of the entity’s accounting principles.

(5)	Review with the independent auditors and members of senior management the adequacy and effectiveness of the Company’s financial controls and financial reporting processes.

(6)	Meet at least annually with the senior internal auditing executive and the independent auditors in separate executive sessions.

(7)
Review, prior to filing, the Company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) on SEC Forms 10-Q and 10-K, including the Report of Management and Management’s Discussion and Analysis in the Company’s periodic reports to shareholders.

(8)	Prepare a report for inclusion in the annual proxy statement. The report will include at least the following:

•	A statement that the Committee has reviewed and discussed the audited financial statements with management

•	A statement that the Committee has discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Required Communications with Audit Committees

•
A statement that the Committee has reviewed written disclosures from, and held discussions with, the independent auditors on matters required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees

•	A conclusion as to the Committee’s Recommendation to the Board of Directors as to the filing of the Annual Report on Form 10-K with the Securities and Exchange Commission.

(9)	Review this charter on an annual basis and recommend to the Board of Directors changes to the charter as appropriate to support an affirmation by the Board of Directors.

(10)	Review management’s assessment of compliance with laws, regulations, and Company policies relative to payments to individuals or organizations retained as foreign sales consultants.

(11)
Meet with representatives of the Board-appointed Ethics and Business Conduct Committee to review the Company’s ethics and business conduct program and Company compliance with the principles of the Defense Industry Initiative on Business Ethics and Conduct.

(12)	Review significant pending and threatened litigation, the status of advancement of expenses to employees involved in company-related legal proceedings, and related indemnification.

(13)
Present to the Board of Directors such comments and recommendations as the Audit Committee deems appropriate, and perform such other duties as may be assigned by the Board or deemed appropriate by the Committee within the context of this charter.

ELECTION TO OBTAIN FUTURE MATERIALS
OF THE BOEING COMPANY
ELECTRONICALLY INSTEAD OF BY MAIL

Boeing shareholders may elect to receive future materials through the Internet instead of receiving copies through the mail. Boeing is offering this service to provide added convenience to its shareholders and to reduce printing and mailing costs.

To take advantage of this option, shareholders must subscribe to one of the various commerical services that offer access to the Internet World Wide Web. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

To elect this option, go to the website http://www.econsent.com/ba/. You will be asked to enter the 9 digit Account Number located in the second group of numbers appearing beneath the perforation line on the reverse side. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

If you consent to receive the Company's future materials electronically, your consent will remain in effect unless it is withdrawn by calling, writing, or e-mailing our Transfer Agent, Fleet (EquiServe), at 1-888-777-0923; P.O. Box 8038, Boston, MA 02266-8038; www.equiserve.com. Also, if while this consent is in effect you decide you would like to receive a hard copy of the proxy materials, you may call, write, or e-mail our Transfer Agent.

You may access The Boeing Company

annual report and proxy statement at:

www.boeing.com/proxy

If you vote by phone or Internet, please do not mail back your proxy card. Detach here if mailing
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PROXY / VOTING INSTRUCTION

SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY

ANNUAL MEETING OF
SHAREHOLDERS
APRIL 30, 2001

The undersigned hereby appoints Philip M. Condit, Kenneth M. Duberstein and Paul E. Gray (the "Proxy Committee"), and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on April 30, 2001 (the "Meeting"), and at any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 9, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting.

If there are shares of stock allocated to the undersigned in any of the retirement, savings and employee stock ownership plans listed in the Proxy Statement under the heading "Voting by Participants in Employee Plans," the undersigned hereby instructs the trustee of each such plan to vote all of such shares at the Meeting and any adjournment thereof, as indicated on the reverse side of this card with respect to Proposals 1 through 9, and authorizes the trustee to vote in its judgment or to empower the Proxy Committee to vote in the Proxy Committee's judgment, on such other business as may properly come before the Meeting and any adjournment thereof.

       If no direction is given, this proxy will be voted FOR Proposal 1 and AGAINST Proposals 2 through 9.

IMPORTANT: UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.	SEE REVERSE SIDE

[LOGO OF BOEING]

c/o EquiServe
P.O. Box 9398
Boston, MA 02205-9398

NOW YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET

QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS/WEEK UNTIL 1:00 P.M., E.T., April 30, 2001

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by phone or Internet, read the accompanying proxy statement and annual report and then follow the easy steps:

TO VOTE BY PHONE:	1)	Call toll-free 1-877-PRX-VOTE (1-877-779-8683) on a touch-tone telephone or call collect 1-201-536-8073 on a touch-tone telephone.
	2)	Enter your 14-digit Voter Control Number located above your address in the lower left of this form.
	3)	Follow the simple recorded instructions.

TO VOTE BY INTERNET:	1)	Go to the website www.eproxyvote.com/ba
	2)	Enter your 14-digit Voter Control Number located above your address in the lower left corner of this form.
	3)	Follow the simple instructions on the screen. As with all Internet access, usage and server fees must be paid by the user.

	You can also elect to receive future shareholder material electronically at this website. You will be asked to enter the 9 digit Account Number located in the second group of numbers appearing beneath the perforation line below.

If you vote by phone or Internet, please do not mail back your proxy card.

THANK YOU FOR VOTING!	Detach Proxy Card Here
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☒	Please mark votes as in this example.	[	]

		[	]

The Board of Directors recommends a vote FOR Proposal 1.	The Board of Directors recommends votes AGAINST Proposals 2 through 9.

						FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1.	Election of directors: (01) John H. Biggs, (02) John E. Bryson, and (03) Rozanne L. Ridgway.			2.	Disclose offsets in foreign military contracts.	☐	☐	☐	4.	Link executive compensation to social performance.	☐	☐	☐

FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐						5.	Adopt simple majority vote.	☐	☐	☐

						FOR	AGAINST	ABSTAIN
☐				3.	Report on military activities in space.	☐	☐	☐	6.	Annual election of the entire Board of Directors.	☐	☐	☐

	For all nominees except as noted above.
							Mark here for address change and note at left.		7.	Give certain retirees choice of pension plans.	☐	☐	☐

[						]		☐	8.	Advisory vote on Audit Committee members	☐	☐	☐

							Mark here for comments and note at left.		9.	Limit stock options.	☐	☐	☐
								☐
[						]

Signature (s)	Date	Signature (s)	Date

Please sign exactly as the name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee or in another representative capacity, sign name and title.

THE BOEING COMPANY
P.O. Box 3707
Seattle, Washington 98124

REVISED
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time	10:00 a.m. Pacific time on Monday, April 30, 2001

New Place	Grand Ballroom, The Westin Seattle, 1900 Fifth Avenue, Seattle, Washington 98101

Items of Business	1.	To elect three people to the Board of Directors for three-year terms expiring in 2004;

	2.	To vote on a shareholder proposal on offsets in foreign military contracts;

	3.	To vote on a shareholder proposal on military activities in space;

	4.	To vote on a shareholder proposal on linking executive compensation to social performance;

	5.	To vote on a shareholder proposal on simple majority votes;

	6.	To vote on a shareholder proposal on annual election of the entire Board of Directors;

	7.	To vote on a shareholder proposal on pension plans;

	8.	To vote on a shareholder proposal on audit committee members;

	9.	To vote on a shareholder proposal on stock option plans; and

	10.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Record Date	You are entitled to vote if you were a shareholder at the close of business on Thursday, March 1, 2001.

Meeting Admission	If your Boeing stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the list of shareholders. If your stock is held in street name, you must bring a letter or account statement showing that you were the beneficial owner of the stock on the record date in order to be admitted to the meeting.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the meeting.
Submitting the enclosed form of proxy will appoint Philip M. Condit, Kenneth M. Duberstein, and Paul E. Gray as your proxies.

You may submit your proxy (1) by telephone, (2) over the Internet, or (3) by mail. For instructions, please refer to pages 2 through 5 of the proxy statement or the proxy card.

JAMES C. JOHNSON
Vice President, Corporate Secretary
and Assistant General Counsel

THE BOEING COMPANY
CHANGE OF LOCATION OF
2001 ANNUAL MEETING OF SHAREHOLDERS

The location of the 2001 Annual Meeting of Shareholders has been changed. The Company’s Building 2-22, in which we planned to hold the Annual Meeting, was damaged in the earthquake that struck the Seattle area on February 28, 2001. After a thorough evaluation of the structure, it has been determined that it may not be possible to complete any necessary repairs in time for the Annual Meeting. The date of the Annual Meeting remains the same, but it has been moved to The Westin Seattle, 1900 Fifth Avenue, Seattle, Washington. A revised Notice of Annual Meeting of Shareholders appears on the reverse side of this page.

For directions to The Westin Seattle, visit www.westin.com or call (206) 728-1000.

Parking is available, at the shareholder’s expense, in The Westin Seattle’s garage and at other lots in the vicinity.

Information on public transportation may be obtained from METRO by calling (206) 553-3000.